As filed with the Securities and Exchange Commission on September 9, 1999

                                           Registration No. 333-73213

====================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                       ------------------------
                      AMENDMENT #1 TO FORM SB-2
                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933
                      --------------------------

                      ALPINE ENTERTAINMENT, INC.
                  ---------------------------------
        (Exact Name of registrant as specified in its charter)

Delaware                          52-2143186                     7812
(State or other jurisdiction      (I.R.S. Employer           (Primary Standard
of incorporation or               Identification Number      Classification
organization)                                                Code Number)

                         ------------------------

                      6919 Valjean Avenue
                   Van Nuys, California 91406
                         818/909-5207

      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Roland Carroll, 6919 Valjean Avenue, Van Nuys,
                California 91406, 818/909-5207
   (Name, address, including zip code, and telephone number, including area code, of agent for service)


      Approximate date of commencement of proposed sale to
      the public:      As soon as practicable after the
                       effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
      offering.   /  /


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                      CALCULATION OF REGISTRATION FEE


    Title of Each      Amount        Proposed      Proposed     Amount of
    Class of           to be         Maximum       Maximum      Registration
    Securities to      Registered    Offering      Aggregate    Fee(3)
    be Registered                    Price Per     Offering
                                     Share(1)      Price

    Units              1,250,000      $6.00       $7,500,000     $2,085

    Common stock
    contained in
    units              1,250,000        NA           NA            ---

    Warrants
    contained in
    units              1,250,000        NA           NA            ---

    Common stock
    underlying
    warrants           1,250,000        NA           NA            ---

    Convertible
    Promissory Note       NA            NA           NA            ---

    Common Stock
    underlying
    Promissory Note    7,600,000      $0.27       $2,052,000        678

    TOTAL                                        $ 9,552,000     $2,763 (4)

    (1)     There is no current market for the securities.
    (2) There is no current market for the securities and the per share book value of the common stock is $(.0268). Consequently the proposed per share offering price for the common stock held by the Selling Securityholders is estimated for purposes of calculating the amount of registration fee.
    (3) Estimated solely for the purpose of calculating the registration fee based on Rule 457(f)(2).
    (4) $2,363 previously paid by electronic transfer and $400 paid simultaneously with the filing hereof.

PROSPECTUS                  Subject to Completion, Dated September _____, 1999

The information in this prospectus is not complete and may be changed.
These securities may not be sold until the registration statement which has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          ALPINE ENTERTAINMENT, INC.

   Minimum Offering of 250,000 Units; Maximum Offering of 1,250,000 Units; convertible promissory note interests up to the amount of $2,052,000 to be distributed by the holder thereof;
and 7,600,000 shares of common stock issuable upon conversion of such promissory note

Alpine Entertainment, Inc., a Delaware company, is offering for sale a minimum of 250,000 units and a maximum of 1,250,000 units. Each unit consists of one share of common stock and one warrant exercisable to purchase one share of common stock at an exercise price of $6.00 per share for a period of 36 months from the effective date of this prospectus. It is currently anticipated that the initial offering price of the units will be $6.00 per unit. The offering price of the units and the exercise price of the warrants were determined arbitrarily by Alpine and RH Investment Corp. and are not necessarily related to asset or book value, net worth or any other established criteria of value.

RH Investment Corporation is the representative of the underwriters of this offering. The offering is being made by the underwriters on a "best efforts" basis. The underwriters must sell the minimum number of securities offered, 125,000 units if any are sold. The underwriters are required to use only their best efforts to sell the maximum number of securities offering, 1,250,000. See "UNDERWRITING".

All funds received from the sale of the first 125,000 units will be deposited in a special escrow account to be established at a federally insured national bank. If 125,000 units are not sold within 180 days following the effective date of this prospectus (the "Effective Date"), the offering will automatically terminate and all funds received from the sale of the units will be returned to the purchasers.

The Company is also registering promissory note interests for up to an aggregate of $2,052,000 convertible into 7,600,000 shares of common stock of Alpine. Alpine has executed a promissory note in favor of Alpine Pictures, Inc., Upon effectiveness of this registration statement, Alpine Pictures, Inc. (the "Selling Securityholder") will distribute the promissory note to its shareholders without cost to such shareholders as a dividend distribution. Alpine Pictures will not receive any proceeds from the distribution of the promissory note. The shareholders of Alpine Pictures may convert to shares of common stock at a conversion ratio of $0.27 per share that portion of the promissory note distributed to them at such time or times at their sole discretion.

Prior to this offering, there has been no public market for Alpine's common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.

                                         Underwriting      Proceeds to
                                         Discounts and     Company or
                  Price to Public        Commissions(1)    Other Persons (2)

Per Unit             $6.00               $ 0.60                  $ 5.40

Minimum Offering-
250,000 units       $1,500,000           $ 150,000          $ 1,350,000

Maximum Offering-
1,250,000 units     $7,500,000           $ 750,000          $ 6,750,000


Footnotes on following page

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 4 AND "DILUTION" BEGINNING ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                               COMMISSION HAS
APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
                        ACCURACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _________________
                          RH Investment Corporation
                      1940 Century Park East, Suite 150
                        Century City, California 90067
                          _________________________

             THE DATE OF THIS PROSPECTUS IS SEPTEMBER ____, 1999

      Footnotes from previous page:

       (1) Does not include additional compensation to be paid to the Representative, if the offering is consummated, in the form of: (a) a warrant to purchase up to 10% of the number of units sold to the public at an exercise price per unit of 120% of the public offering price exercisable on the first anniversary of the Effective Date and expiring on the fifth anniversary (the "Representative's Warrants"); and (b) a non-accountable expense allowance equal to three percent of the aggregate initial public offering price of the units, namely $45,000 if the minimum offering is sold and $225,000 if the maximum offering is sold. See "UNDERWRITING."

       (2) Does not include offering costs estimated to be $160,000 for both the minimum offering and maximum offering.

               FOLLOWING THE COMPLETION OF THIS OFFERING,
       CERTAIN BROKER-DEALERS MAY BE THE PRINCIPAL MARKET MAKERS FOR THE SECURITIES OFFERED HEREBY. UNDER THESE CIRCUMSTANCES, THE MARKET BID AND ASKED PRICES FOR THE SECURITIES MAY BE SIGNIFICANTLY INFLUENCED BY DECISIONS OF THE MARKET MAKERS TO BUY OR SELL THE SECURITIES FOR THEIR OWN ACCOUNT. NO ASSURANCE CAN BE GIVEN THAT ANY MARKET MAKING ACTIVITIES OF THE MARKET MAKERS, IF COMMENCED, WILL BE CONTINUED.

               IN CONNECTION WITH THIS OFFERING, CERTAIN
       UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING
       TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ
       IN ACCORDANCE WITH RULE 103 OF REGULATION M.  SEE
       "UNDERWRITING".

               FOR A PERIOD OF AT LEAST ONE YEAR FOLLOWING
       CLOSING OF THIS OFFERING, ALPINE WILL BE REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934 TO FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH MATERIAL MAY BE INSPECTED AT THE COMMISSION'S PRINCIPAL OFFICES AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, DC 20459 OR AT ITS WEB SITE AT HTTP://WWW.SEC.GOV AND COPIES MAY BE OBTAINED ON PAYMENT OF CERTAIN FEES PRESCRIBED BY THE COMMISSION. ALPINE WILL FURNISH TO HOLDERS OF ITS COMMON STOCK ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED AND REPORTED UPON, AND WITH AN OPINION EXPRESSED BY AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. ALPINE MAY ISSUE OTHER UNAUDITED INTERIM REPORTS TO ITS SHAREHOLDERS AS IT DEEMS APPROPRIATE.


                             PROSPECTUS SUMMARY

               The following is a summary of certain
       information contained elsewhere in this Prospectus.
       Reference is made to, and this summary is qualified by, the more detailed information set forth in this Prospectus, which should be read in its entirety.

       RISK FACTORS

               There are substantial risk factors involved in investment in the Company. Investment in the Company is speculative and no assurances can be made of any return to investors. See "RISK FACTORS".

       THE COMPANY

               Alpine Entertainment, Inc. is a Delaware corporation formed in 1998 to distribute domestically and internationally motion pictures or other entertainment media programming. The Company anticipates that it may participate in other aspects of the film industry, including the acquisition, production and sale of entertainment media properties or the acquisition of companies, or the assets of companies, involved in the development, production, distribution, acquisition or sale of entertainment media properties either by itself or through affiliates or joint venture or other relationships. Alpine is in negotiations with Alpine Pictures, Inc., an affiliated film production company, for a stock-for-stock exchange by which Alpine Pictures, Inc. would become a subsidiary of Alpine. No final agreements have been reached. There are no other agreements or understandings to participate in or acquire a company that participates in other aspects of the film industry.

               Alpine maintains its executive offices at 6919
       Valjean Avenue, Van Nuys, California 91406. Its telephone number is 818/909-5207 and its fax number is 818/782-4565.

       TRADING MARKET

               There is currently no trading market for the Company's securities. The Company intends to apply initially for admission to quotation of its Securities on the NASD OTC Bulletin Board There can be no assurance that the Company will qualify for quotation of its securities on the NASD OTC Bulletin Board. See "RISK FACTORS--Absence of Trading Markets" and "DESCRIPTION OF SECURITIES--Admission to Quotation on Nasdaq SmallCap Market or the NASD OTC Bulletin Board".

       SELECTED FINANCIAL DATA

               The following table sets forth the selected consolidated financial data for the Company as of December 31, 1997 and 1998, and March 31, 1999:

       Income statement data:

                               Combined        Year           Consolidated
                               Year Ended      Ended          Three Months
                               December 31,    December 31,   ended March 31,
                               1998            1997           1999

  Revenues

   Film license fees            $50,518        $74,532        $33,661

  Total operating expenses      $964,323        786,137        495,386

  Net loss from operations      $(913,805)      (707,696)      (461,725)


  Balance sheet data:

    Total Current Assets        $ 80,406       $263,474        $43,687
    Due from Non-Combined
    Affiliate                       ---          91,000
    Fixed and other assets        23,100         65,215         29,644
        Total assets           $ 114,343      $ 427,217       $ 83,602

  Total Current liabilities    $ 296,224       $ 54,086       $ 711,561


                                RISK FACTORS

       THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES OFFERED HEREBY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, INCLUDING ALL NOTES THERETO.

       UNCERTAINTY AS TO THE CONTINUATION OF ALPINE AS A
       GOING CONCERN

               The unaudited financial statements of Alpine of March 31, 1999, reflect a net loss of $446,358 during the three month period ended March 31, 1999, and an accumulated deficit of $2,085,072 at March 31, 1999. These conditions raise substantial doubt about Alpine's ability to continue as a going concern and if substantial additional funding is not acquired or alternative sources developed to meet Alpine's working capital needs, management will be required to curtail its operations.

       ALPINE HAS NO OPERATING HISTORY

               Alpine has recently been formed to distribute motion pictures and other entertainment media programming. It has no previous operating history other than through its subsidiary, Alpine Pictures International, Inc. which has had operations but has reflected losses since it commenced operations in 1996.

       ALPINE'S PRIOR LOSSES

               Alpine's operating subsidiary has incurred losses since its inception. There is no assurance that Alpine's revenues will grow or be earned at current levels, or that Alpine will be profitable.
       There is no assurance that Alpine will not incur operating deficits in the future.

       EXISTING DEBT OF ALPINE

               Alpine has executed a non-interest bearing convertible promissory note in favor of Alpine Pictures, Inc., a shareholder of Alpine, up to an amount not greater than $2,052,000 the principal of which is payable in full of the amount borrowed on December 31, 2001. As of the date hereof, Alpine has borrowed an aggregate of $1,200,000. See "RELATED TRANSACTIONS" and "FINANCIAL STATEMENTS"

       ALPINE FACES SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

               If the minimum offering is sold, Alpine will receive $1,350,000 gross proceeds and if the maximum offering is sold, Alpine will receive $6,750,000 in gross proceeds. The acquisition of the rights and distribution of motion pictures requires substantial capital. Alpine believes that the net proceeds of the minimum offering combined with current revenues should be adequate to permit Alpine to continue its operations for the next 12 months. The pace of Alpine's development of its business plan and the number of films it is able to acquire for distribution is directly related to the amount of capital available to Alpine for such purposes. The greater the number of units that are sold, the greater the amount of proceeds available to Alpine to acquire distribution rights or otherwise develop its business plan.

       ALPINE MAY NEED FOR ADDITIONAL FINANCING

               Future events, including the problems, delays, expenses and difficulties frequently encountered by movie production companies may lead to cost increases that could make the net proceeds of this offering insufficient to fund Alpine's proposed operations.
       Alpine may seek additional sources of capital, including an additional offering of its equity securities, an offering of debt securities or obtaining financing through a bank or other entity.
       Alpine has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If Alpine needs to obtain additional financing, there is no assurance that financing will be available, from any source, or that it will be available on terms acceptable to Alpine, or that any future offering of securities will be successful.
       Alpine could suffer adverse consequences if it is unable to obtain additional capital when needed.

       UNCERTAINTY ON ABILITY OF ALPINE TO ACQUIRE DISTRIBUTION RIGHTS

               Alpine's revenue is intended to come from the distribution of motion picture rights which Alpine acquires from others, principally a producer or owner of a motion picture. Alpine's business is dependent on its ability to acquire rights to those motion pictures which will be commercially successful. The acquisition of such rights and the distribution of those motion pictures is highly speculative.

       DIFFICULTY IN IDENTIFYING FILMS THAT WILL BE
       COMMERCIALLY SUCCESSFUL

               Because each motion picture is an individual artistic work and its commercial success is primarily determined by audience reaction, which is unpredictable, the revenues derived from a motion picture do not necessarily relate to the costs incurred. Because costs involved with a film may be greater than its economic return, even for a audience-popular film, there can be no assurance as to the economic success of any motion picture. It may therefore be difficult to identify and acquire films suitable for distribution by Alpine on acceptable terms.

       SUCCESS IN THEATER'S MAY DETERMINE SUCCESS IN OTHER
       MEDIA MARKETS

               The entertainment business, and the film and video industry in particular, are undergoing significant changes such that ancillary markets, including home video, pay-per-view, cable television and free television, have become increasingly important sources of revenue. Nevertheless, the traditional mainstay of a motion picture's economic performance, its theatrical success, may effect a picture's ability to generate revenue in ancillary markets. If programs are not well received in theatrical distribution or are not exhibited in theaters, their value in the ancillary markets may also be diminished.

       TELEVISION DISTRIBUTION IS SPECULATIVE AND RISKY

               Television distribution is also highly
       speculative and inherently risky. The success of Alpine's television distribution business is affected by some of the same factors described above and may also be impacted by prevailing advertising rates, which are subject to fluctuation. Thus, there is a substantial risk that some or all of Alpine's television projects will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

       ALPINE MAY NOT BE ABLE TO ACQUIRE A VARIETY OF FILMS

               Alpine may not have the ability or sufficient capital to acquire a variety of films for distribution. If Alpine is not able to diversify and acquire a number of different films for distribution, then the failure of one or two films could have a material adverse impact on Alpine, causing shareholders to lose all or a substantial amount of their investment in Alpine.

       DOMESTIC THEATRICAL DISTRIBUTION DOMINATED BY MAJOR
       STUDIOS

               Alpine will attempt to gain distribution of its motion pictures in all media, including domestic theatrical distribution. Many feature films do not gain theatrical distribution. The domestic theatrical market is dominated by several major motion picture studios which place their own films and films they acquire into such theaters. This domination limits the domestic distribution market for independently produced feature films. However, Alpine intends to continue to develop its international distribution of motion pictures and its domestic distribution of films in other nontheatrical media forums.

       RISKS OF INTERNATIONAL BUSINESS

               Alpine distributes motion pictures in the international and domestic market. Alpine enters into distribution agreements with licensees in regard to each motion picture it distributes. Management of Alpine anticipates that a significant percentage of Alpine's revenues and income, if any, will be from foreign sources. Accordingly, Alpine is subject to the risks inherent in conducting business across national borders, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which could have a material adverse effect on the Company's business and operations and its prospects for the future.

       MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL
       SHAREHOLDER VOTE

               Upon the closing of this Offering, Alpine's executive officers and directors, together with entities affiliated with them, will beneficially own approximately 84.9% of the outstanding common stock. As a result, these stockholders will be able to exercise controlling interest over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters such as change of control transactions. The effects of such control could be to delay or prevent a change of control of Alpine unless the terms are approved by such stockholders.

       SPECULATIVE NATURE OF INVESTMENT

               The entertainment industry is extremely
       competitive and the commercial success of any motion picture or other program is often dependent on factors beyond the control of Alpine, including but not limited to audience preference and exhibitor acceptance. Alpine may experience substantial cost overruns in marketing its programs, and may not have sufficient capital to successfully complete any of its projects. Alpine may not be able to sell or license its programs because of industry conditions, general economic conditions, competition from other producers and distributors, or lack of acceptance for its programs by studios, distributors, exhibitors and audiences. Alpine enters into distribution agreements with licensees on a film-by-film basis and it has no guarantees or understandings with any distributor or licensee to ensure or require it to distribute any film before that licensee enters into such agreement. Alpine may also incur uninsured losses for liabilities which arise in the ordinary course of business in the entertainment industry, or which are unforeseen, including but not limited to copyright infringement, product liability, and employment liability. See "BUSINESS."

       INVESTORS NOT ENTITLED TO RETURN OF INVESTMENT DURING
       OFFERING PERIOD

               If the minimum offering (250,000 units) is not sold by the expiration date, all funds received will be returned to the investors thereof with interest at the same rate as paid by the escrow bank. Investors should be aware that investment funds will be held in an escrow account and investors will not be entitled to a return of their investment during such period.

       POSSIBLE ADVERSE IMPACT OF DOMESTIC AND FOREIGN
       GOVERNMENT REGULATION

                Alpine will be subject to and affected by significant domestic and foreign government regulation. Restrictions on American programming in several foreign countries have been imposed by foreign governments. Domestic regulation governs the content and rating of motion pictures and other programming. Motion picture piracy, especially in foreign countries, may significantly reduce anticipated revenues. Government laws and regulations, whether existing today or adopted in the future, could adversely affect Alpine's ability to market and have exhibited programs, and could impair Alpine's profitability. See "BUSINESS - Regulation."

       ALPINE'S OPERATIONS ARE DEPENDENT ON EXPERTISE OF ITS
       TWO KEY OFFICERS

               Ryan Carroll and Roland Carroll are directors of Alpine, officers and directors of its operating subsidiary, and serve as Alpine's Chief Executive Officer and President, respectively. See "MANAGEMENT." Virtually all decisions concerning the conduct of the business of Alpine, including the properties and rights to be acquired by Alpine and the arrangements to be made for such distribution, are made by or significantly influenced by Messrs. Carroll. The loss of their services for any reason would have a material adverse effect on Alpine's business and operations and its prospects for the future. Alpine does not have a "key man" life insurance on the lives of any of its executive officers.

       CERTAIN OFFICERS OR DIRECTORS MAY PARTICIPATING IN
       POSSIBLE CONFLICTING ACTIVITIES

               The officers or directors of Alpine have participated in and may continue to participate in other entities which engage in activities similar to those of Alpine. Conflicts of interest may arise as a result of such officers or directors involvement with other ventures which may compete directly or indirectly with Alpine. See "MANAGEMENT - Possible Conflicts of Interest."

       MOTION PICTURE PRODUCTION AND DISTRIBUTION ARE HIGHLY
       COMPETITIVE

               Motion picture production and distribution competition comes from both companies within the business and companies in other entertainment media which create alternative forms of leisure entertainment. Alpine's competition for the acquisition of distribution rights to entertainment properties, includes major film studios such as The Walt Disney Company, Paramount Pictures Corporation, MCA, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA, which are dominant in the motion picture industry, as well as numerous independent motion picture and television companies, broadcast television networks and pay television systems. Many of these organizations with which Alpine competes have significantly greater financial and other resources than does Alpine. With greater resources, these companies are able to pay more to acquire film properties and to distribute films to a greater market.

       ALPINE HAS NEVER PAID DIVIDENDS

               Alpine has never paid cash dividends on its common stock and no cash dividends are expected to be paid on the common stock in the foreseeable future. Alpine anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of Alpine's business.

       INVESTORS WILL SUFFER IMMEDIATE DILUTION IN VALUE OF
       THEIR SHARES PURCHASED

               The initial public offering price of the units is $6.00. The price paid for the unit and the value ascribed to the share contained therein is greater than the net tangible book value of Alpine's common stock. Investors will sustain immediate dilution of between $4.95 (based on the maximum offering) and $5.89 (based on the minimum offering) per share based on the net tangible book value of Alpine as of March 31, 1999. Existing shareholders acquired their shares at a price substantially lower than offering price paid by investors and, accordingly, the new investors will bear a disproportionate part of the financial risk associated with Alpine's business. In addition, Alpine has executed a convertible promissory note for the aggregate amount of $2,052,000 at a conversion ratio of $0.27 of promissory note principal for each share of common stock. If all such shares are converted, Alpine may issue 7,600,000 shares of common stock at a value of $0.27 per share which will result immediate and substantial dilution of the value of the shares of common stock offered herein. See "DILUTION."

       ISSUANCE OF ADDITIONAL COMMON STOCK WILL REDUCE
       INVESTORS PERCENTAGE OWNERSHIP

               The Certificate of Incorporation of Alpine authorizes the issuance of a maximum of 100,000,000 shares of common stock and 20,000,000 shares of "non-designated" preferred stock. There are 5,275,000 shares of common stock outstanding and no shares of preferred stock outstanding. The future issuance of all or part of the remaining authorized common stock could result in substantial reduction in the percentage of Alpine's common stock held by Alpine's the then shareholders, including the investors in this offering, and reduce the ability to control or influence any shareholder vote. Alpine intends to offer to purchase the remaining 2,156,441 shares of outstanding stock Alpine Pictures International, Inc. in a one-for-one exchange for shares of Alpine. In addition, Alpine may issue an aggregate of 7,600,000 shares of its common stock upon conversion of the aggregate outstanding promissory note principal if Alpine borrows the entire amount of funds available in the promissory note with Alpine Pictures.

       ISSUANCE OF ADDITIONAL COMMON STOCK MAY DILUTE SHARE
       VALUE

               Alpine may issue common stock for future acquisitions, or other items, or may sell shares of its common stock at a price lower than the offering price. Such issuance may have the effect of diluting the value of shares held by investors, and might have a material adverse effect on any trading market, should a trading market develop for Alpine's securities. Management is currently discussing the acquisition of Alpine Pictures, Inc., an affiliate operating film production company, through a stock-for-stock exchange. Such exchange would cause the issuance of additional shares of common stock of Alpine and would likely have the effect of diluting the value of the shares then outstanding.

       THE POSSIBILITY OF ALPINE ISSUING PREFERRED STOCK WITH
       CERTAIN PREFERENCES MAY DEPRESS MARKET PRICE OF THE
       COMMON STOCK

               Alpine has 20,000,000 shares of non-designated preferred stock authorized which it may issue from time to time by action of the Board of Directors. As of the date hereof, Alpine has not issued any shares of preferred stock. However, the Board of Directors may designate voting and other preferences without shareholder consent which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the Board of Directors to issue such stock without shareholder consent may have a depressive effect on the market price of Alpine's common stock even prior to any such designation or issuance of the preferred stock.

       THE POSSIBILITY OF ISSUING PREFERRED STOCK FOR
       ANTI-TAKEOVER EFFECT COULD PREVENT TAKEOVERS FAVORED
       BY SHAREHOLDERS

               The Board of Directors has the authority, without further approval of Alpine's stockholders, to issue preferred stock, having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of shares of preferred stock, under certain circumstances, could have the effect of delaying or preventing a change in control of Alpine or other take-over attempt and could adversely materially affect the rights of holders of shares of the common stock.

       OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE
       INDEMNITY RIGHTS

               The Certificate of Incorporation and By-Laws of Alpine provide that Alpine indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Alpine's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate Alpine's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of Alpine, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

       ALPINE COMMON STOCK MAY BE SUBJECT TO PENNY STOCK
       REGULATION

               The offering price of the units has been arbitrarily determined by Alpine. There has been no public market for Alpine's common stock. If a market for the common stock develops and the price of the common stock falls below $5.00 per share, then the common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Alpine's securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market.
       The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell Alpine's securities.

       ADDITIONAL SHARES WILL COME INTO MARKET AS SHARES
       BECOME AVAILABLE FOR RESALE PURSUANT TO RULE 144

               All the issued and outstanding shares of Alpine are "restricted securities" as such term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (the "1933 Act"). In general, under Rule 144, if adequate public information is available with respect to a company, a person who has satisfied a one year holding period as to his restricted securities or an affiliate who holds unrestricted securities may sell, within any three month period, a number of that company's shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if the security is trading on the Nasdaq Stock Market or on an exchange, the average weekly trading volume during the four calendar weeks prior to such sale. Sales of restricted securities by a person who is not an affiliate of Alpine (as defined in the 1933 Act) and who has satisfied a two year holding period may be made without any volume limitation. The outstanding restricted securities of Alpine may become eligible for sale in the public market pursuant to Rule 144 without additional capital contribution to Alpine. Possible or actual sales of Alpine's outstanding common stock by all or some of the present stockholders may have a material adverse effect on the market price of Alpine's common stock should a public trading market develop.

       NO PRIOR MARKET FOR ALPINE'S COMMON STOCK

               Prior to this offering, no public trading market existed for the common stock of Alpine.

       NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR
       ALPINE'S COMMON STOCK

               There is no assurance that a public trading market for the common stock will develop or that a public trading market, if developed, will be sustained. If a trading market does in fact develop for the common stock offered hereby, there can be no assurance that it will be maintained. Furthermore, if for any reason the common stock is not listed on the NASD OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock or warrants should they desire to do so.

       COMPUTER SYSTEMS FACING UNKNOWN PROBLEMS ON CHANGE TO
       YEAR 2000

        Many existing computer programs use only two digits to identify a year in such program's date field.
       These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000 ("Year 2000 Problem"). Many of the computer programs containing such date language problems have not been corrected by the companies or governments operating such programs. Although Alpine's operations are not computer dependent or reliant, Alpine could be impacted by the failure of other domestic and international companies and countries to timely correct their computer systems, telephone systems, mail and package delivery systems, transportation systems, financial systems, and others. Alpine's operations are dependent on the Internet, the telephone system, and delivery systems. If any of these systems or systems of other companies or countries by which Alpine is affected become inoperational Alpine will be directly and significantly affected. The extent or duration of the problems connected with the Year 2000 Problem are impossible to predict.


                     AVAILABLE INFORMATION

               Alpine has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all the information contained in that registration statement. For further information regarding Alpine and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this prospectus with respect to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for its complete terms and conditions.

               Alpine will be subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by Alpine can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

               Alpine intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required by law.


                  THE COMPANY:  ALPINE ENTERTAINMENT, INC.

       ALPINE ENTERTAINMENT, INC. BACKGROUND

               Alpine Entertainment, Inc. (Alpine) is a
       Delaware corporation formed in 1998 to distribute domestically and internationally motion pictures or other entertainment media programming. Alpine anticipates that it may participate in other aspects of the film industry, including the acquisition, production and sale of entertainment media properties or the acquisition of companies, or the assets of companies, involved in the development, production, distribution, acquisition or sale of entertainment media properties either by itself or through affiliates or joint venture or other relationships.

               Alpine has two subsidiaries, Alpine Pictures
       International, Inc., an operating California independent film distribution company and Alpine
       Television, Inc. which is newly-formed and not yet operational.

               On February 10 ,1999, Alpine Entertainment,
       Inc. acquired Alpine Pictures International, Inc., an operating California independent film distribution company. Alpine currently only has operations through its subsidiary, Alpine Pictures International, Inc. through which it has entered into oral or written distribution agreements for over ten motion pictures. Certain of these distribution agreements are for films produced by affiliates of Alpine. Through its affiliate, Alpine is engaged in the distribution of quality films in domestic and international markets including theatrical exhibition, home videos, network television, cable television, pay per view cable television, and nontheatrical exhibitors such as airlines, schools, hospitals, libraries, hotels, syndicated television and related markets. Alpine may also have the right to license for distribution, pursuant to its distribution agreements, soundtrack music, CD-ROMs, interactive games and other merchandising items.

       ALPINE PICTURES INTERNATIONAL, INC.

               Alpine Pictures International, Inc. ("APII") is an operating California corporation formed in July, 1996 engaged in the distribution domestically and internationally of full length motion pictures, made-for-television movies, home videos, televisions series, mini-series, CD-ROM programming and interactive games based on the literary properties it licenses through its distribution agreements. APII served as the general partner of Alpine Releasing Partners I, L.P., formed in July, 1996. On February 18, 1998, the Alpine Releasing Partners I, L.P. was merged into APII with the issuance of one share of APII common stock for each $0.85 of limited partnership interest resulting in a total issuance of 1,344,716 shares of common stock by APII to the limited partners.

               Alpine acquired 69.9% of the outstanding shares of APII on February 10, 1999, through the exchange of shares of common stock of APII, at a one-for-one ratio, for shares of Alpine Entertainment, Inc. APII has an authorized capitalization of 20,000,000 shares of common stock, no par value, of which 7,181,441 are outstanding to date, including 5,025,000 held by Alpine, and 10,000,000 shares of non-designated preferred stock, no par value, of which no shares have been designated or issued. The directors of APII are Tom Hamilton, Rene Torres,
       Roland Carroll, Ryan Carroll, and Greg Cozine. Rene Torres serves as President and Tom Hamilton serves as Secretary of APII. Alpine intends to offer to acquire the remaining 2,156,441 outstanding shares of Alpine Pictures International, Inc. from the holders thereof in exchange for shares of Alpine on a one-for-one basis.

       ALPINE TELEVISION, INC.

               Alpine Television, Inc. ("ATI") was
       incorporated in Delaware in February, 1999, to distribute and develop entertainment media projects for presentation on television, including pay-per-view, pay, network, syndication or basic cable television. ATI has an authorized capitalization of 100,000,000 shares of common stock of which 1,000 shares are outstanding and 20,000,000 shares of non-designated preferred stock of which none are outstanding. Alpine owns all 1,000 outstanding shares of ATI. ATI has no operations to date. Ernani Di Massa, Jr., serves as chief executive officer of ATI and David Craddick serves as its president.

       ALPINE HOME ENTERTAINMENT, INC.

               Alpine Home Entertainment, Inc. is an
       affiliated company of Alpine designed primarily for video sales in the retail market. The officer and director of Alpine Home Entertainment, Inc. is Rene Torres. Alpine Home is not a subsidiary of Alpine and Alpine will not share in any of the expenses or revenues of Alpine Home Entertainment.

       EMPLOYEES

               Alpine has eleven full-time employees,
       including its executive officers. Alpine utilizes independent contractors and consultants from time to time to assist in promoting, marketing, and distributing motion pictures. The independent contractors are generally paid on a commission, hourly or job-related basis, depending on the service being performed. Alpine does not have a collective bargaining agreement with its employees and is not aware of any labor disputes.

       OFFICES/PROPERTY

               Alpine is presently leasing approximately
       4,000 square feet of office space at 6919 Valjean Avenue, Van Nuys, California 91406 from Alpine Pictures, Inc., an affiliate of Alpine. The lease expires in January, 2001, with a right to renew for five additional years at fair market value rental rates. The basic rental rate for the office space allocated to Alpine is $6,760 per month, with annual increases at the same rate as increases in the Consumer Price Index. The office lease is a modified gross lease providing for the pass-through to the tenant of a pro rata portion of property taxes, assessments, common area charges and other property operating costs.

                               USE OF PROCEEDS

               If the maximum offering is sold, the proceeds to Alpine will be $6,750,000 and if the minimum offering is sold, the proceeds to Alpine will be $1,350,000. Alpine anticipates that in addition to the proceeds received from this offering, it may use its common stock to acquire distribution rights to motion pictures or other entertainment media properties and to develop its business plan which may include participation in other aspects of the film industry, including the acquisition, production and sale of entertainment media properties or the acquisition of companies, or the assets of companies, involved in the development, production, distribution, acquisition or sale of entertainment media properties either by itself or through affiliates or joint venture or other relationships.

               The Company currently anticipates that it will issue shares of its common stock in order to purchase all the outstanding stock of Alpine Pictures, Inc., an affiliated operating California film production company. No agreements or terms have been reached or finalized, but any agreement would likely involve the issuance of common stock of Alpine in exchange of the outstanding stock of Alpine Pictures, Inc. Such issuance of stock may dilute the value of the common stock then outstanding.

               The following table sets forth Alpine's
       anticipated use of proceeds from the offering:

                                    Minimum Offering         Maximum Offering

   Total Proceeds                       $ 1,500,000           $  7,500,000
   Commissions or underwriting fees         150,000                750,000
   Offering expenses                        160,000                160,000
   Administrative and marketing
        expenses                            480,000                660,000
   Acquisition of entertainment
       media properties                     461,500              3,854,500
   Co-production                            142,000              1,186,000
   Development                               35,500                296,500
   Contingency                               71,000                593,000

               The foregoing represents Alpine's best
       estimate of the net proceeds of the offering based on current planning and business conditions. The exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures may vary significantly depending upon the exact amount of funds raised, the time and cost involved in locating media properties, and other factors. In regard to the estimated use of proceeds, in the event that Alpine is able to utilize its common stock for acquisitions of media properties, it will allow proceeds allocated to such acquisitions to either be utilized for other purposes or to provide acquisitions of additional media properties.

               Alpine believes that the proceeds from the minimum offering in addition to revenues from operations will be sufficient to fund its operations for the next 12 months, although such development would be at a reduced pace than if the maximum offering proceeds were received. If an amount less than maximum offering is raised, Alpine may be required to delay, scale back or eliminate parts of its development plan or obtain funds through additional financing, including loans or offerings of its securities. Alpine has no agreements or understandings with respect to any future financing or loan agreements.

                                  DILUTION

               Purchasers of the units will experience
       immediate and substantial dilution in the value of their common stock after purchase. Management has ascribed an offering price value of $5.00 per share and $1.00 per warrant contained in units. Dilution represents the difference between the initial public offering price per share paid by the purchasers in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets of Alpine (total assets less total liabilities), divided by the number of shares outstanding upon closing of the offering. Alpine is a new company without operations or revenues except through its operating subsidiary.

               At March 31, 1999 Alpine had a net tangible book value of ($627,959) or ($.11) per share. This represents an immediate dilution to investors in the offering of between $4.95 per share (based on the maximum offering ) and $5.89 per share (based on the minimum offering) assuming a $6.00 per Unit offering price, and an aggregate increase in net tangible book value to present shareholders of $1.16 and $.22 per share (based on the maximum and minimum offering respectively). The following table illustrates such effect:


                                                   Maximum           Minimum
                                                   Offering          Offering

Initial public price per unit                       $6.00             $6.00
Net tangible book value before offering             $(.11)            $(.11)
Increase per share attributable to new investors    $1.16              $.22
Net tangible book value per share after offering    $1.05              $.11

   Dilution per share to new investors              $4.95             $5.89




               The following table sets forth, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased from Alpine, the total consideration paid to Alpine and the average price per share paid by existing shareholders and by new investors (assuming a $5.00 per share offering price):

Minimum Offering:

               Number    Percentage of    Consideration   Percentage    Average
                         Outstanding          Paid         of Total     Price
                         Shares                          Consideration  Per
                                                              Paid      Share

Existing
Shareholders  5,275,000      93 %                503        0.03%       $.0001

New
Investors       250,000       6.7%          1,250,000       99.97%      $5.00

Total         5,525,000     100%           $1,250,503      100%


Maximum Offering:

               Number    Percentage of    Consideration   Percentage    Average
                         Outstanding         Paid         of Total      Price
                         Shares                          Consideration  Per
                                                            Paid        Share

Existing
Shareholders  5,275,000     80.8%               $503          *%        $.0001

New
Investors     1,250,000     19.2%          6,250,000        99.99%     $5.00

Total         6,525,000    100%          $ 6,250,503       100%
*Less than .01%



               The following table sets forth, on a pro forma basis, the differences between existing shareholders, new investors and promissory note holders, assuming conversion of the full amount of the available promissory note principal, in the offering with respect to the number of shares of common stock purchased from Alpine, the total consideration paid to Alpine and the average price per share paid by existing shareholders and by new investors (assuming a $5.00 per share offering price):

       Maximum Offering:

                 Number       Percentage                   Percentage   Average
                            of Outstanding  Consideration   of Total    Price
                                Shares         Paid       Consideration Per
                                                               Paid     Share

Existing
Shareholders     5,275,000      37.3%      $  503            * %       $.0001

New Investors    1,250,000       8.9       6,250,000       75.3%       $ 5.00

Conversion of
Note             7,600,000      53.8       2,052,000       24.7%        $0.27

Total           14,125,000     100%       $8,302,503      100%


                                DIVIDEND POLICY

               Alpine presently does not intend to pay cash dividends on its common stock in the foreseeable future and intends to retain future earnings, if any, to finance the expansion and development of its business. Any future decision of Alpine's Board of
        Directors to pay dividends will be made in light of Alpine's earnings, financial position, capital requirements and other relevant factors then existing.


                                  BUSINESS

               Alpine's current principal business is the acquisition of distribution and ancillary rights and the domestic and international distribution of motion pictures and entertainment media properties. Alpine has operations only through its subsidiary, Alpine Pictures International, Inc. which it acquired on February 10, 1999.

       MOTION PICTURE INDUSTRY OVERVIEW

               The United States motion picture industry is
       dominated by the "major" studios, including The Walt Disney Company, Paramount Pictures Corporation, Warner Brothers, Inc., MCA, Twentieth Century Fox, Columbia Pictures, Tri-Star Pictures and MGM/UA. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and whose libraries of motion pictures provide a stable source of earnings which offset the variations in the financial performance of their motion picture releases and other aspects of their motion picture operations. The major studios have historically produced and distributed the vast majority of high grossing theatrical motion pictures
       released annually in the United States.   These major
       studios maintain generally control distribution of pictures produced by their studio and may as well as obtain the distribution and ancillary rights to motion pictures and other entertainment media productions produced by independent or other studios.

               In recent years, "independent" films have been successfully marketed and have received commercial acclaim. Of the five pictures nominated for "best picture" by the Academy of Motion Pictures (Oscars) in 1996, four, Fargo, The English Patient, Shine and Secrets and Lies, were independent films. The independent film studios earned most of the major Oscars in 1996, including, best picture, best actor, best actress, best supporting actress, and best director. Management of Alpine believes that the success of the independent studios in 1996 may be the beginning of a greater demand for independent films in the international and domestic market.

               The motion picture industry consists of two principal activities: production and production financing and distribution, which involves the promotion and exploitation of motion pictures in a variety of media, including theatrical exhibition, home video, television and other ancillary markets, both domestically and internationally.

       MOTION PICTURE PRODUCTION AND FINANCING

               The production of a motion picture usually involves four steps: development, pre-production, production and post-production. During development, the screenplay is commissioned or acquired. The screenplay may be adapted from an existing work acquired by the producer or developed as an original screenplay having its genesis in a story line or scenario conceived or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget are also prepared during this phase.

               Upon completing the screenplay and arranging financing commitments, pre-production of the motion picture begins. In this phase, the producer engages creative personnel to the extent not previously committed; finalizes the filming schedule and production budget; obtains insurance and secures completion guaranties, if necessary; establishes filming locations and secures any necessary studio facilities and stages, and prepares for the start of actual filming.

             The production phase begins when principal photography begins and continues until completion of principal photography, generally less than a period of three months.

               Following completion of principal photography in the post-production phase, the motion picture is edited, opticals, dialogue, music and any special effects are added, and voice, effects and music sound tracks and pictures are synchronized. This results in the production of the negative from which release prints of the motion picture are made.

               Production costs consist of acquiring or developing the screenplay, film studio rental, principal photography, post-production and the compensation of creative and other production personnel.

               The major studios generally fund production costs from cash flow generated by motion picture and related activities or, in some cases, from unrelated businesses or through off-balance sheet methods. Substantial overhead costs, consisting largely of salaries and related costs of the production staff and physical facilities maintained by the major studios, also must be funded. Independent production companies generally avoid incurring overhead costs as substantial as those incurred by the major studios by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a picture-by-picture basis. Sources of funds for independent production companies may include bank loans, "pre-licensing" of distribution rights, equity offerings and joint ventures. Independent production companies generally attempt to obtain all or a substantial portion of their financing of a motion picture prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

               Distribution expenses, which consist primarily of the costs of advertising and preparing release prints, are not included in direct production costs.

               "Pre-licensing" of film rights is often used by independent film companies to finance all or a portion of the direct production costs of a motion picture. By "pre-licensing" film rights, a producer obtains amounts from third parties in return for granting such parties a license to exploit the completed motion picture in various markets and media, which rights include distribution rights. Production companies with distribution divisions may retain the right to distribute the completed motion picture either domestically or in one or more international markets. Other production companies may separately license theatrical, home, video, television and all other distribution rights among several licensees.

               In connection with the production and
       distribution of a motion picture, major studios and independent production companies often grant contractual rights to actors, directors, screen writers, and other creative and financial contributors to share in revenues or net profits (as defined in their respective agreements) from such motion picture. Except for the most sought-after talent, these third-party participators are generally payable after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full.

       MOTION PICTURE DISTRIBUTION

               Distribution of a motion picture involves domestic and international licensing of the picture for (a) theatrical exhibition, (b) non-theatrical exhibition, which includes airlines, hotels and armed forces facilities, (c) video cassettes, (d) presentation on television, including pay-per-view, pay, network, syndication or basic cable and (e) marketing of the other rights in the picture and underlying literary property, which may include books, merchandising and soundtracks. In recent years, revenues from the licensing of rights to distribute motion pictures in ancillary (i.e., other than domestic theatrical) markets, particularly international pay and free television, have increased significantly.

               The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets and/or media. For its distribution rights, the distributor generally agrees to pay to the producer a certain minimum advance or guarantee upon the delivery of the completed motion picture, which amount will be recouped by the distributor out of revenues generated from the distribution of the motion picture in the particular media or territories. After the distributor has recouped the amount advanced (if any) plus its distribution costs, the distributor is then entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from its distribution of the picture. The producer is thereafter entitled to receive all remaining revenues in excess of the ongoing distribution fee retained by the distributor.

               A substantial portion of a film's ultimate revenues are generated in a film's initial distribution cycle (generally the first five years after the film's initial domestic theatrical release). Commercially successful motion pictures, however, may continue to generate revenues after the film's initial distribution cycle from the relicensing of distribution rights in certain media, including television and home video, and from the licensing of distribution rights with respect to new media and technologies.

       THEATRICAL DISTRIBUTION

               The theatrical distribution of a motion
       picture involves the licensing and booking of the motion picture to theatrical exhibitors, the promotion of the picture through advertising and publicity campaigns and the manufacture of release prints from the film negative. Expenditures on these activities, particularly on promotion and advertising, are often substantial and may have a significant impact on the ultimate success of the film's theatrical release. Moreover, as the vast majority of these costs (primarily advertising costs) are incurred prior to the first weekend of the film's domestic theatrical release, there is not necessarily a correlation between these costs and the film's ultimate box office performance. In addition, the ability to distribute a picture during peak exhibition seasons, including the summer months and the Christmas holidays, may affect the theatrical success of the picture.

               While arrangements for the exhibition of a film vary greatly, there are certain fundamental economic relationships applicable to domestic theatrical distribution. Theater owners (the "exhibitors") retain a portion of the admission paid at the box office ("gross box office receipts"). The share of the gross box office receipts retained by an exhibitor generally includes a fixed amount per week (in part to cover overhead), plus a percentage of receipts that escalates over time. The balance ("gross film rentals") is remitted to the distributor. The distributor then retains a distribution fee from the gross film rentals and recoups the costs incurred in distributing the film which consist primarily of the cost of advertising and the cost of release prints for exhibition. The balance of gross film rentals, after deducting distribution fees and any additional distribution costs recouped by the distributors ("net film rentals"), is then remitted to the producer of the film.

       THE ANCILLARY MARKETS

               The rights to ancillary markets, including nontheatrical, video, cable, television, music and merchandising, are generally sold for distribution after initial theatrical distribution. The sale or licensing of ancillary rights continues to be a growing source of revenue for motion pictures. These rights can be sold as a package or individually as follows:

               HOME VIDEOS. A motion picture typically becomes available for videocassette distribution within four to six months after its initial domestic theatrical release. Home video distribution consists of the promotion and sale of video cassettes to local, regional and national video retailers which rent or sell video cassettes to consumers primarily for home viewing. Certain films may never be released to theaters but be immediately released to the home video market. Alpine anticipates that its films may be released directly to the home video market.

               TELEVISION. Television rights can include the following:

               Pay Television - The right to broadcast the motion picture over cable systems nationwide as part of a paid subscription to the cable channels or via other media such as direct broadcast satellite.

               Pay-Per-View Cable - The right to broadcast the motion picture over cable systems for a fee on a per-viewing basis.

               Network Television - The right to license to one of the major television networks for one or more broadcasts of the motion picture.

               Syndicated Television - The right to market television rights on a market-by-market basis to individual television stations around the country for a specific number of broadcasts or for an unlimited number of broadcasts over a period of time.

               Television rights are generally licensed first to pay-per-view for an exhibition period within six to nine months following initial domestic theatrical release, then to pay television approximately twelve to fifteen months after initial domestic theatrical release, thereafter in certain cases to free television for an exhibition period, and then to pay television again. These films are then syndicated to either independent stations or basic cable outlets. Pay-per-view allows subscribers to pay for individual programs. Pay television allows cable television subscribers to view such services as HBO, Cinemax, Showtime, The Movie Channel or Encore Media Services offered by their cable system operators for a monthly subscription fee. Since groups of motion pictures are typically packaged and licensed as a group for exhibition on television over a period of time, revenues from these television licensing "packages" may be received over a period that extends beyond five years from the initial domestic theatrical release of a particular film. Motion pictures are also "packaged" and licensed for television broadcast in international markets.

               NON-THEATRICAL. The rights to distribute the film to the armed services, airlines, schools, hospitals, cruise ships, correctional facilities, community groups, libraries, hotels and motels in other than 35mm gauge release prints or in video format.

               OTHER RIGHTS.   Music contained in a film may
       be licensed for sound recording, public performance and sheet music publication. Rights in motion pictures may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed to create novelizations of the screenplay and other related book publications.

                FOREIGN MEDIA. The right to market all of the above rights, including theatrical exhibition, on a territory-by-territory basis in foreign countries.

       INTERNATIONAL MARKETS

               In addition to their domestic distribution activities, motion picture producers and distributors generate substantial revenues from distribution of motion pictures in international markets (in the same media in which films are distributed in the domestic market). Through its subsidiary, Alpine has primarily concentrated its distribution operations in the international market and anticipates that it will continue to do so. Based upon its distribution of films in the past two years, Alpine distributes approximately 52% of its films in the European market, 17% in Mexico and Latin America, 8.5% in Hong Kong and Taiwan and less than 8% in Turkey, India, Malaysia, India and the Philippines.

       CURRENT OPERATIONS OF ALPINE OVERVIEW

               As of the date hereof, Alpine's operations have consisted of the distribution of motion pictures.
        Alpine primarily concentrates on the distribution of films ranging between $1,000,000 to $5,000,000 in production costs. Alpine generally enters into an agreement with an owner or producer of a motion picture which agreement provides for Alpine to serve as the exclusive distributor agent for the owner/producer in designated territories for a specified term (the "Sales Agency Agreement", also referred to "Distribution Agreement"). The Sales Agency Agreement may also grant Alpine certain other rights to distribute the motion picture in all media, including but not limited to, theatrical exhibition, non-theatrical exhibition, all forms of television, and home video. Alpine also attempts to acquire the merchandizing, publication and sound track rights to the motion picture.

               In consideration for these rights, Alpine usually pays the owner/producer of the firm a cash advance which cash advance is reimbursable from the gross receipts derived from the film in such designated territory. Alpine usually agrees to pay for distribution costs, including reworking the film to meet foreign country standards, technical materials and other items stipulated in the Sales Agency Agreement, which are also reimbursed from gross receipts to a certain agreed upon maximum level.
       After reimbursement of the cash advance and distribution costs, Alpine then receives a percentage of the gross receipts derived from the film as negotiated in the Sales Agency Agreement ("Sales Agent Fee"). The remaining gross receipts are paid to the owner/producer. Under certain Sales Agency Agreement, the owner/producer receives a certain percentage from gross receipts prior to the reimbursement of the cash advance or distribution costs or payment of Alpine's percentage.

               Generally, for each picture which Alpine has agreed to distribute, it will enter into agreements with subdistributors allowing the subdistributor to license certain rights to the film in certain specified territories for a designated period of time (the "License Agreement"). The License Agreement stipulates exactly which rights are licensed including, for example, cinematic rights (theatrical, non-theatrical, public video), video rights (home video, commercial video), ancillary rights (hotels, airlines, ships) and/or television rights (cable TV, free TV, pay-for-view TV). For such licensing rights, the subdistributor will pay Alpine a certain guaranteed amount. After payment of such guaranteed amount and recoupment of certain costs by the subdistributor, Alpine will receive a percentage of the gross receipts received by the subdistributor in the exploitation of the film. Although Alpine may use certain subdistributors for several of its films projects, each transaction is separately entered into and Alpine has no continuing agreements or arrangements with any subdistributors to give them exclusive or first rights to the distribution of any particular film nor does Alpine have any preliminary arrangement or agreements with any subdistributors to assist it in marketing its films.

       CURRENT OPERATIONS SPECIFIC PROJECTS

               Alpine has entered into Sales Agency
       Agreements for the following motion pictures.

                                SALES AGENT FEE AS                EXPENSE
                              PERCENT OF GROSS REVENUES         REIMBURSEMENT
     TITLES                  FROM THE MOTION PICTURE(1)          CEILING (2)

     Lord Protector(3)(4)                 20%                      $50,000

     Destiny of Marty Fine(4)             25% (of 60% of gross)    $50,000

     The Maze(4)                          25%                      $70,000

     Killers(4)                           30%                      $70,000

     Paper Dragon (4)                     20%                      $50,000

     Resolution (4)                       20% (Domestic)           $50,000
                                          25% (Foreign)

     Tear It Down (4)                     20%                      $50,000

     Salmon Run (4)                       25%                      $75,000

     Good Bye Paradise (4)                25%                      $75,000

     Lancelot-Guardian of Time            20%                      $50,000

     An Angel's Gift(3)(5)                20%                      $50,000

     Final Game(3)(5)(6)                  20%                      $50,000

     Shalakan (3)(5)(6)                   20%                      $50,000

     An Angel on Abbey Street(3)(5)(6)    20%                      $50,000

     Dead Homiez                          30%                      NA

     Rebel(3)(5)(6)                       20%                      $50,000


       (1)     Pursuant to the typical Sales Agency
               Agreement, APII is entitled to receive a percentage of the gross receipts from the licensing of the motion picture before the payment of any other expenses or any distributions to the producer.
       (2) The Sales Agency Agreements typically provide a ceiling for reimbursable costs. These expense ceilings do not include cash advances which may be made by Alpine to the owner/producer which are generally repayable to Alpine from the gross revenues earned by the motion picture.
       (3) This motion pictures was or is being produced or co-produced by an affiliate of Alpine.
       (4)     This motion pictures is completed.
       (5) This motion picture is in pre-production or production phase.
       (6) The capital or financing for the production of this motion picture has not yet been raised or is only partially raised as of the date hereof.

       LICENSE AGREEMENTS

               Alpine has entered into the following License
       Agreements providing for the international distribution of its films as follows:

               On or about May 14, 1998, APII licensed the following rights in Poland to Nuvola Corporation A.V.V. for seven years with respect to "Lancelot:
       Guardian of Time" for a licensing fee of U.S. $6,500:
       (a) cinematic rights, theatrical, non-theatrical, and public video; (b) video rights, home video cassette, commercial video, and home sell-thru; (c) ancillary rights, hotels, airlines, and ships flying the Polish flag and without bookings in the United States; (d) television rights, pay TV (terrestrial, cable, and satellite), and free TV (terrestrial, cable, and satellite); and (e) pay per-view rights, residential, non-residential, and demand view.

               On or about May 13, 1998, APII licensed the following rights in Yugoslavia to TUCK for seven years with respect to "Tear it Down" and "Killers" for an aggregate licensing fee of U.S. $6,000: (a) cinematic rights, theatrical, non-theatrical, and public video;
       (b) video rights, home video cassette, commercial video, and home sell-thru; (c) ancillary rights, hotels, airlines, and ships flying the Yugoslavian flag and without bookings in the United States; (d) television rights, pay TV (terrestrial, cable, and satellite), and free TV (terrestrial, cable, and satellite); and (e) pay-per-view rights, residential, non-residential, and demand view.

               On or about May 18, 1998, APII licensed the following rights in Spain to Telesis, S.L. for seven years with respect to "Killers" for a licensing fee of U.S. $15,000: (a) cinematic rights, theatrical, non-theatrical, and public video; (b) video rights, home video cassette, commercial video, and home sell-thru; (c) ancillary rights, hotels, airlines, and ships flying the Spanish flag and without bookings in the United States; (d) television rights, pay TV (terrestrial, cable, and satellite), and free TV (terrestrial, cable, and satellite); and (e) pay-per-view rights, residential, non-residential, and demand view.

               On or about May 19, 1998, APII licensed the following rights in the United Kingdom, Republic of Ireland, Malta, and Gibraltar to Third Millennium for seven years with respect to "Killers" for a licensing fee of U.S. $15,000: video rights, home video cassette, commercial video, and home sell-thru.

               On or about November 3, 1998, APII licensed the following rights in Spain to V.F. Multimedia, S.L. for ten years with respect to "Tear It Down," "Resolution," "Paper Dragons," "Lord Protector," "Lancelot," and "Tiger Street" for a licensing fee of U.S. $70,000: (a) pay-per-view rights, residential, non-residential, and demand view; (b) pay TV rights, terrestrial, cable, and satellite; and (c) free TV rights, terrestrial, cable, and satellite.

               On or about November 3,1998, APII licensed the following rights in the Philippines to Conrad Luzon for eight years with respect to "Paper Dragons" and "Lancelot" for a licensing fee of U.S. $2,000: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) pay-per-view rights, residential, non-residential, and demand view; (c) pay TV rights, terrestrial, cable, and satellite; and (d) free TV rights, terrestrial, cable, and satellite.

               On or about November 3, 1998, APII licensed the following rights in Turkey to Inter Medea Teacart, Ltd. for seven years with respect to "Tear It Down" for a licensing fee of U.S. $5,000: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) ancillary rights, hotels, airlines, and ships flying with the Turkish flag and without bookings in the United States; (c) pay-per-view rights, residential, non-residential, demand view; (d) pay TV rights, terrestrial, cable, and satellite; and
       (e) free TV rights, terrestrial, cable, and satellite.

               On or about November 3, 1998, APII licensed the following rights in Turkey to SAR-An International Co., Ltd. for five years with respect to "Tiger Street," "Paper Dragons," and a third film to be named for a licensing fee of U.S. $10,000: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) pay-per-view rights, residential, non-residential, and demand view; (c) pay TV rights, terrestrial, cable, and satellite; and (d) free TV rights, terrestrial, cable, and satellite.

               On or about November 3,1998, APII licensed the following rights in the United Kingdom, Erie, Malta, and Gibraltar to Marquee Pictures for nine years with respect to "Dead Homes" for a licensing fee of U.S. $10,000: (a) video rights, home video cassette, commercial video, home sell-thru, and DID; (b) ancillary rights, hotels and ships flying the territory flag and without bookings in the United States; and (c) television rights, if Distributor secures an agreement for all television rights, Licensor will split minimum guarantee 50/50 with Distributor.

               On or about October 5, 1998, APII licensed the following rights in the United Kingdom, Republic of Ireland, Malta, and Gibraltar to Third Millennium Distribution Ltd. for five years with respect to "Tear It Down" for a licensing fee of U.S. $15,000: video rights, home video cassette, commercial video, and home sell-thru.

               On or about March 2, 1998, APII licensed the following rights in Turkey to Yen Taal Film for seven years with respect to "Paper Dragons" for a licensing fee of U.S. $3,000: television rights, pay TV (terrestrial, cable, and satellite), free TV (terrestrial, cable, and satellite), pay-per-view (residential, non-residential, and demand view).

               On or about February 27,1998, APII licensed the following rights in Latin America to Global Communications for seven years with respect to "Paper Dragons" for a licensing fee of U.S. $35,000: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) pay TV rights, terrestrial, cable, and satellite; and (c) free TV rights, terrestrial, cable, and satellite.

               On or about March 2, 1998, APII licensed the following rights in the Philippines with Conrad Luzon for eight years with respect to "Lord Protector" for a licensing fee of U.S. $1,500: (a) video rights, home video cassette, commercial video, and home sell-thru;
       (b) pay-per-view rights, residential, non-residential, and demand view; (c) pay TV rights, terrestrial, cable, and satellite; and (d) free TV rights, terrestrial, cable, and satellite.

               On or about March 2, 1998, APII licensed the following rights in Malaysia to Suraya Filem Production for seven years with respect to "The Gift" (U.S. $2,000), "Lord Protector" (U.S. $2,000),
       "Lancelot" (U.S. $2,000)"Salmon Run" (U.S. $1,000),
       and "Goodbye Paradise" (U.S. $1,000) for a licensing fee of U.S. $8,000: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) ancillary rights, hotels, airlines, and ships flying the Malaysian flag and without booking in the United States; (c) pay-per-view rights, residential, non residential, and demand view; (d) pay TV rights, terrestrial, cable, and satellite; and (e) free TV rights, terrestrial, cable, and satellite.

               On or about February 27, 1998, APII licensed the following rights in Mexico to Duplitek S.A. De C.V. for seven years with respect to "Paper Dragons" for a licensing fee of U.S. $2,500: video rights, home video cassette, commercial video, and home sell-thru.

               On or about February 27, 1998, APII licensed the following rights in Mexico to Duplitek S.A. De C.V. for seven years with respect to "Killers" for a licensing fee of U.S. $7,500: (a) video rights, home video cassette, commercial video, and home sell-thru;
       (b) pay TV rights, cable; and (c) free TV rights, terrestrial, cable, and satellite.

               On or about March 2,1998, APII licensed the following rights in Hong Kong and Macau to Mel Ah (HK) Co. Ltd. for seven years with respect to "Killers" and "Resolution" for a licensing fee of U.S. $7,000: (a) video rights, home video cassette, commercial video, home sell-thru, VCD, DID, and LO; (b) ancillary rights, hotels, airlines, and ships flying the territory flag and without bookings in the United States; (c) pay-per-view rights, residential, non-residential, and demand view; (d) pay TV rights, terrestrial, cable, and satellite; and (e) free TV rights, terrestrial, cable, and satellite.

               On or about March 1, 1998, APII licensed the following rights in India to Global Film Distributors, Inc. for seven years with respect to "Killers" for a licensing fee of U.S. $6,100: (a) cinematic rights, theatrical, non-theatrical, and public video; (b) video rights, home video cassette, commercial video, and home sell-thru; (c) ancillary rights, hotels, airlines, and ships flying the Indian flag and without bookings in the Units States; (d) pay-per-view rights, residential, non-residential, and demand view; and (e) pay TV rights, terrestrial, cable, and satellite; and (0 free TV rights, terrestrial, cable, and satellite.

               On or about February 27,1998, APII licensed the following rights in Russia, CIS, and the Baltic States in Worldvision Communications for seven years with respect to "Goodbye Paradise" (U.S. $5,000), "Paper Dragons" (U.S. $5,000), "Resolution" (U.S. $5,000), and "Pink As The Day She Was Born" (U.S. $5,000) for a licensing fee of U.S. $20,000: (a) cinematic rights, theatrical, non-theatrical, and public video; (b) video rights, home video cassette and commercial video; (c) ancillary rights, hotels, airlines, and ships flying the territory flag and without bookings in the United States; (d) pay TV rights, terrestrial, cable, and satellite; and free TV rights, terrestrial, cable, and satellite.

               On or about November 3,1998, APII licensed the following rights in Malaysia to Suraya Filem Production for five years with respect to "Tear It Down" and "Resolution" for a licensing fee of U.S. $2,500: (a) video rights, home video cassette, commercial video, and home sell-thru; (b) pay-per-view rights, residential, non-residential, and demand view;
       (c) pay TV rights, terrestrial, cable, and satellite; and (d) free TV rights, terrestrial, cable, and satellite.

               On or about March 25, 1998, APII licensed the following rights in Taiwan to Ta Lai Hwa Jaan Films Co., Ltd. for seven years with respect to "Killers" for licensing fee of U.S. $7,000: (a) cinematic rights, theatrical, non-theatrical, and public video;
       (b) video rights, home video cassette, commercial video, home sell-thru, and video gram; (c) ancillary rights, hotels airlines, and ships flying the Taiwanese flag and without bookings in the United States; (d) pay-per-view rights, residential, non-residential, and demand view; (e) pay TV rights, terrestrial, cable, and satellite; and (f) free TV rights, terrestrial, cable, and satellite.

               On or about May 20, 1998, APII licensed the following rights in Taiwan to Hwa Jaan Films Co. for seven years with respect to "Paper Dragon" for a licensing fee of U.S. $5,000: (a) video rights, home video cassette, commercial video, home sell-thru, video gram, and public video; (b) ancillary rights, hotels, airlines, and ships flying the Taiwanese flag and without bookings in the United States; (c) pay-per-view rights, residential, non-residential and demand view; (d) pay TV rights, terrestrial, cable, and satellite; and (e) free TV rights, terrestrial, cable, and satellite.

       The following table categorizes the above information by motion picture, licensed country, licensee and date:

       Lord Protect  Italy          La Italiana Produzioni        10/30/96
                     Poland         Novola Corp. A.V.V.           10/30/96
                     Russia         Dream Co., Ltd.               10/30/96
                     Taiwan         USR Entertainment Inc.        10/30/96
                     Latin America  Global Communications         11/18/97
                     Turkey         Yen Guven Filmcilik           11/10/97
                     Indonesia      Indo-American Entertain, Inc.  3/18/97
                     Thailand       Right Pictures Co., Ltd.       3/17/97
                     Hungary        Power Video                     3/5/97
                     Malaysia       Suraya Film Production          3/2/98
                     Philippines    Conrad Puzonn                   3/2/98
       The Maze      Latin America  Global Communications         11/18/97
                     Russia         Worldvision Communications     11/6/97
                     Italy          Glickson Investments Ltd.       6/2/97
       Lancelot      Latin America  Global Communications         11/18/97
                     Indonesia      Pt. Parkit Films              11/10/97
                     Turkey         Yen Guven Filmcilik           11/10/97
                     Russia         Worldvision Communications     11/6/97
                     Poland         Nuvola Corporation AVV         5/14/98
                     Malaysia       Suraya Film Production          3/2/98
       Dead Homes    Latin America  Global Communications         11/18/97
                     Thailand       Right Pictures Public Company  11/4/97
       Destiny of
       Marty Fine    Latin America  Global Communications         11/18/97
       Killers       Uruguay        Mark Findley
                                     International Corp           11/11/97
                     France         Metropolitan Film Export       6/24/97
                     Brazil         Park Pictures &
                                     Entertainment Corp.           6/24/97
                     Germany        Splendid Film Gkein BmbH        6/5/97
                     Benelux        Exclusive Film and Video       5/28/97
                     Malaysia       Sunny Film Corporation Sdn Bhd 5/28/97
                     Peru, Ecuador
                      Columbia      Aiwastar Ltd.                  5/28/97
                     Korea          Oz Cinema                      3/17/97
                     Thailand       Right Pictures Co., Ltd.       3/17/97
                     Japan          Pueblo Film Distribution        3/1/97
                                     Hungary Kft.
                     United Kingdom Third Millenium                5/19/98
                     Spain          Higher Dreams                  9/1/98
                     Former
                      Yugoslavia    Zvammir Djordavic             6/15/98
                     Hong Kong      Mei Ah International           3/2/98
                     Taiwan         Ta Lai Hwa Jaaan Films        3/25/98
                     India          Global Film Dispural           3/1/98
       Final Game    Indonesia      Pt. Parkit Films             11/10/97
       Hollywood
        Blvd.        Russia         Worldvision Communications    11/6/97
       Paper Dragon  Taiwan         HWA Jaan Films Co.            5/20/98
                     Turkey         Yen Taal Film                 3/2/98
                     Mexico         Duplitek                      3/3/98
                     Russia         Worldvision Communications    2/27/98
                     Latin America  Global Communications         2/27/98
       The Gift      Malaysia       Suraya Film Production        3/2/98
       Salmon Run    Malaysia       Suraya Film Production        3/2/98
       Goodbye
        Paradise     Malaysia       Suraya Film Production        3/2/98
                     Russia         Worldvision Communications    2/27/98
       Resolution    Russia         Worldvision Communications    2/27/98




       MARKETING AND SALES PLANS FOR DOMESTIC AND
       INTERNATIONAL DISTRIBUTION

               Alpine intends to distribute programming in the domestic United States market and throughout the international market, either directly or through other distribution companies. The distribution of films and programs is accomplished by marketing them to exhibitors in trade shows and by other direct marketing methods. Distribution agreements typically provide that the distributor will pay the print and advertising costs incurred in marketing the films, and will in return receive reimbursement of its costs from the first gross revenues earned by the film, as well as a gross revenue or net profits interest in the film. Film distributors may give minimum guarantees for sales volumes and commit to pay a minimum amount regardless of actual sales. Foreign distributors often pay a fixed price up front and collect all gross revenues from the exhibition of the film in their territory for their own account.

               Television programs are generally sold
       directly to television stations and networks for licensing fees, whereby the producer can retain the right to sell the program in other markets and in syndication after its initial showing. Once full length motion pictures have had a theatrical release, they often can subsequently be distributed to television stations, cable television operators and home video sales and rental companies. In this regard, to the extent feasible, Alpine intends to acquire the licensing rights to all of the ancillary rights to the programming distributed by it, including the right to distribute home videos, CD-ROM programs, interactive games, soundtracks, sequels and other applications based on the programming. Alpine may distribute projects produced by its affiliates, or by unaffiliated producers. The terms and conditions of the Sales Agency Agreement (distribution agreements) are negotiated by management in arms length transactions with unaffiliated producers, or determined in its discretion when entered into with its affiliates.

               A "sales campaign", together with marketing costs, will comprise the bulk of the distribution costs for each film or program. The relative cost of the sales campaign will vary based on the market potential of the program. The core of the sales campaign is the cost of copies of the program including release prints and the cost of advertising the program in all media. Other elements of the sales campaign may include a "one" sheet (or posters), the press sheet (small size poster) and the press kit, the theatrical trailer, the video promotion reel, television and radio spots, trade paper, trade magazine, newspaper and magazine advertising layouts, and pre and post-release public relations including an electronic press kit.

               An artist is commissioned to create the basic art for the one-sheet. Specialized editors are commissioned to create the theatrical trailer, video promotional reel, and the radio and television spots. The one-sheet and other sales materials feature the basic art with the movie title and the paid-advertising credits. The press sheet is usually a single page. On the front side it features the same front cover as the one sheet, while the back contains a synopsis and a list of credits for both cast and crew. The theatrical trailer is usually from 90 seconds to three-and-one-half minutes long. An editor who specializes in trailer cutting is hired with the goal of creating a trailer which captivates the viewers and entices them to see the program in its entirety when released theatrically. The video promotional reel may be longer than the theatrical trailer, as it will be used in smaller presentations (typically on a private basis). Television and radio advertisements are cut to specific lengths: 15, 30 or 60 seconds. The trade paper and trade magazine advertisements are designed specifically for full-page insertion announcing availability of the program. The press kit contains a complete biographical breakdown of all key cast and crew members, an extensive synopsis, a complete list of all credits, six black and white stills depicting scenes from the picture, and a copy of the press sheet. All of these elements are enclosed in a corporate folder for distribution.

       TRADE SHOW MARKETING

               Alpine intends, either by itself or with an affiliate, to maintain an office at each of the major film markets (AFM in Los Angeles, during late February early March; MIP, in Cannes, France during April; Cannes Film Festival and Market in Cannes, France during May; MIPCOM in Cannes, France during early October; and MIFED in Milan, Italy during late October and early November). Alpine anticipates that it will attempt to establish a presence at the numerous film festivals and minor markets held throughout the world each year such as the USA Film Festival in Park City, Utah and the IFP in New York City.

       COMPETITION

               The entertainment industry is intensely
       competitive. The competition comes from companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. Alpine competes with several "major" film studios (the Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers, Inc. and MGM/UA) which are dominant in the motion picture industry, as well as numerous independent motion picture and television production and distribution companies, television networks and pay television systems. These companies compete for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel, and production financing. Many of the organizations with which Alpine competes have significantly greater financial and other resources than does Alpine.

               There can be no assurance of the economic success of any entertainment project since the revenues derived from the production and distribution of motion pictures and programs (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon their acceptance by the public, which cannot be predicted. Alpine's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies. As a result, the success of any of Alpine's films is dependent not only on the quality and acceptance of that particular film, but also on the acceptance of other competing films released into the marketplace at or near the same time.

               The entertainment industry in general, and the motion picture industry in particular, are continuing to undergo significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative and competing forms of leisure time entertainment, including pay/cable television services and home entertainment equipment such as videocassette, video games and computers. Such technological developments have also resulted in the creation of additional revenue sources through the licensing of rights with respect to such new media, and potentially could lead to future reductions in the costs of producing and distributing motion pictures. In addition, the theatrical success of a motion picture remains a crucial factor in generating revenues in other media such as videocassette and television. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures.

               There are many companies engaged in the
       acquisition, production and the distribution of feature length motion pictures. Many of these are seasoned companies with substantially greater resources, financial and otherwise, and more diverse or well known motion picture projects than Alpine. The financial resources, established distribution arrangements, and more diverse or better known motion picture projects may provide such other companies with competitive advantages over Alpine. There can be no assurance that Alpine will be able to compete effectively.

               The distribution of theatrical motion pictures is also a highly competitive and speculative business involving a high degree of risk relative to the marketing, releasing, distribution, and other exploitation of films. Furthermore, each market and territory for the distribution of films is generally independent of all other markets, so that obtaining an agreement for the exploitation of films in one market or territory does not necessarily mean that a similar agreement will be obtained in other markets and territories. It is impossible to accurately predict the effects that any of these competitive factors may have on the success of films distributed by Alpine. See "RISK FACTORS - Competition."

       SEASONALITY

               Alpine expects to experience seasonality in its business, especially with respect to the performance of its motion pictures. Audiences for motion pictures tend to be larger during holiday periods and to be smaller during other months. Domestic theatrical motion picture distributors compete with on another for access to desirable motion picture screens, especially during Thanksgiving and Christmas holidays and the summer season. Foreign sales of motion pictures and other entertainment products tend to peak when the major international film markets are held. These film markets are generally held in February, May and October with the exact dates fluctuating from year to year. Video sales generally decline during the summer months. First run television programming is generally purchased in the spring for exhibition in the autumn months.

       INTELLECTUAL PROPERTY

               Alpine may apply for a registered tradename on the Principal Register of the United States Patent and Trademark Office for its subsidiary "Alpine Pictures International, Inc." Alpine intends to pursue registration of its trademarks wherever possible and to oppose vigorously any infringement of its marks. Alpine is not aware of any infringing uses that could materially affect its business or any prior claim to trademarks that would prevent Alpine from using trademarks in its business.

               Copyrights to the motion pictures and programs will, in almost all cases, remain with the producer of the film or program. Alpine expects that only the distribution rights relating to the films will be acquired by it. Alpine intends to take all steps necessary to protect its interest in any copyrights, including filing a public notice of such interest in the copyright, if appropriate.

       GOVERNMENT REGULATION

               In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty ("GATT"). The failure to include audiovisual works under GATT allows many countries (including members of the European Union, which consists of Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands, Portugal and the United Kingdom) to continue enforcing quotas that restrict the amount of American programming which may be aired on television in such countries. The Council of Europe has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. There can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect the business of Alpine by limiting its ability to fully exploit the programs internationally.

               Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, art work, still photography and motion picture properties are separate works, subject to copyright under most copyright laws, including the United States Copyright Act of 1976, as amended. Alpine plans to take appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for the programs under the laws of applicable jurisdictions. Management is aware of reports of extensive unauthorized misappropriation of videocassette rights to motion pictures. Motion picture piracy is an industry-wide problem. The Motion Picture Association of America, an industry trade association (the "MPAA"), operates a piracy hotline and investigates all reports of such piracy. Depending upon the results of such investigations, appropriate legal action may be brought by the owner of the rights. Depending upon the extent of the piracy, the Federal Bureau of Investigation may assist in these investigations and related criminal prosecutions.

               Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. In addition to the MPAA, the Motion Picture Export Association, the American Film Marketing Association and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions could impact the amount of revenue that Alpine realizes from the international distribution of the programs depending upon the countries subject to such action and the duration of such action. If not enacted or if other measures are not taken, the motion picture industry (including Alpine) may continue to lose an indeterminate amount of revenues as a result of motion picture piracy.

               The Code and Ratings Administration of the
       MPAA assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. Alpine expects that the program producers will follow the practice of submitting the programs for such ratings.

               United States television stations and
       networks, as well as foreign governments, impose additional restrictions on the content of motion pictures which may restrict in whole or in part theatrical or television exhibition in particular territories. Management's current policy is to distribute motion pictures for which there will be no material restrictions on exhibition in any major territories or media. This policy often requires production of "cover" shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories. There can be no assurance that current and future restrictions on the content of the programs may not limit or affect Alpine's ability to exhibit it in certain territories and media.

       MERGER WITH ALPINE RELEASING PARTNERSHIPS L.P.

               Alpine Pictures International, Inc. served as the general partner Alpine Releasing Partners L.P., a California limited partnership. On February 15, 1998, Alpine Releasing Partners L.P. ("ARPLP") merged into Alpine Pictures International Inc. ("APII"). Under the terms of the merger agreement, APII issued one share of its common stock for each $0.85 of limited partnership interests in ARPLP. At the time of the merger, ARPLP had issued an aggregate of $1,138,000 limited partnership interests. As a result of the conversion of ARPLP interests into APII's common stock, APII issued an aggregate of 1,338,824 shares of Alpine to the limited partners of ARPLP.


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION AND
                     RESULTS OF OPERATIONS

       OVERVIEW

               Alpine was formed to acquire the rights to and to distribute in the domestic or international markets motion pictures or other entertainment media programming. Alpine is engaged in the production and distribution of quality films in domestic and international markets including theatrical exhibition, home videos, network television, cable television, pay per view cable television, and non-theatrical exhibitors such as airlines, schools, cruise ships, correctional facilities, etc. Alpine anticipates that it may participate in other aspects of the film industry, including the acquisition, production and sale of entertainment media properties or the acquisition of companies, or the assets of companies, involved in the development, production, distribution, acquisition or sale of entertainment media properties either by itself or through affiliates or joint venture or other relationships.

               Alpine enters into Sales Agency Agreements with the owners or producers of a motion picture for the exclusive rights to distribute and market such film. Alpine pays an agreed production fee to the owner/producer for such rights. Alpine receives reimbursement of this production fee and reimbursement of its distribution costs (up to a negotiated ceiling amount) as well as an agreed percentage of the revenues derived from the exploitation of the film.

               For each motion picture that Alpine intends to distribute, it enters into licensing agreements with one or more "subdistributors" for licensing rights in specified geographical locations to certain specified rights such as theatrical rights, non-theatrical rights, home video rights, television rights, or other media rights (sound recording, public performance, sheet music publication, merchandising). Alpine receives a fee from each "subdistributor" as well as a percentage of the revenues derived from the use of the licensed rights.

       RESULTS AND PLAN OF OPERATIONS

               Alpine has two subsidiaries only one of which has operations, Alpine Pictures International, Inc. which has suffered losses from operations since inception. Alpine Pictures International, Inc. has entered into distribution agreements for over 10 movies and has entered into over 30 "subdistributor" agreements.

               Alpine intends to develop operations of its newly-created subsidiary, Alpine Television, Inc.

               Alpine anticipates that it may, through its own development or acquisition of existing entities, enter into other areas of the entertainment industry, including motion picture and television development and production.

       LIQUIDITY AND CAPITAL RESOURCES

               Alpine has executed a non-interest bearing convertible promissory note in favor of one of its shareholders, Alpine Pictures, Inc., for an aggregate of $2,052,000 against which it has borrowed, as of the date hereof, an aggregate of $1,200,000. Alpine anticipates that it will borrow the entire amount available to it. The promissory note is convertible into shares of Alpine common stock at a conversion ratio of $.27 of outstanding loan amount per share converted. Alpine Pictures will distribute the promissory note among its shareholders upon effectiveness of this registration statement and such shareholders will have the right to convert all or any of such portion of the promissory note as distributed to them.

               Alpine believes that the proceeds of this offering in addition to the revenues from its current operations and loan from its shareholder will be sufficient to fund Alpine's operations for the next 12 months. If Alpine receives revenues greater than the minimum offering amount, then Alpine will be able to implement its business plan more fully and more expeditiously.

               Alpine anticipates revenues to increase as a result of acquisitions of higher quality films and television products made from the proceeds of this offering. Alpine's marketing plan anticipates that proceeds from this offering will also permit Alpine to increase its national exposure through attendance at additional trade shows and film festivals.

               Alpine anticipates that it may make a stock exchange offer to Alpine Pictures, Inc., an affiliated operating film production company. Certain of the directors and officers of Alpine are also directors and officers of Alpine Pictures, Inc. Management believes that the integration of Alpine Pictures, Inc. into the operations of Alpine would provide the company with the opportunity to distribute and produce films eliminating some of the necessity of obtaining distribution rights from third-parties. No agreement or terms have been reached or finalized, but any agreement would likely involve the issuance of stock of Alpine in exchange of the outstanding stock of Alpine Pictures, Inc. Such issuance of stock may dilute the value of the common stock then outstanding.

       FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL
       YEAR ENDED DECEMBER 31, 1997

               APII had an decrease in revenues for the year ended December 31, 1998 compared to the year ended
       December 31, 1997 resulting from an increase in the number of film license sales.

               Operating expenses increased from $786,137 for the year ended December 31, 1997 to $964,323 for the year ended December 31, 1998 primarily due to increased administrative expenses and increased film marketing and distribution expenses.

               Because of the increase in operating expenses, APII had an increase in net loss from $707,696 for the year ended December 31, 1997 to $913,805 for the year ended December 31, 1998.

       THREE MONTH PERIOD ENDED MARCH 31, 1999

               The unaudited consolidated financial
       statements for Alpine Entertainment, Inc. and subsidiaries are combined statements of its subsidiary Alpine Pictures International, Inc. The comparative balance sheet as of December 31, 1998, combines Alpine Entertainment, Inc. and Alpine Pictures International, Inc. Comparable consolidated figures for the period ended March 31, 1998 are not available.

               Consolidated total operating expenses were
       $495,386 for the three month period ended March 31, 1999 and the consolidated net loss was $446,358 for the three month period ended March 31, 1999.

                          MANAGEMENT

       OFFICERS AND DIRECTORS

               The following table sets forth certain
       information with respect to Alpine's directors, executive officers and key consultants

       NAME              POSITION

       Ryan Carroll               Chief Executive Office,
                                  Chairman of Board

       Roland Carroll             President, Director

       Greg Cozine                Vice President of Finance and Sales
                                       Director

       Paul Miller                 Vice President of Operations

       Rene Tor                    Vice President of
                                   Foreign/Domestic Sales

       Tom Hamilton                Vice President of Marketing and
                                        Production

       Ernani V. Di Massa          Director of Television Operations

       Scott Towle                 Executive Programming Consultant

               All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

               RYAN J. CARROLL, 40, serves as a Chief
       Executive Officer and director of Alpine. Mr. Carroll has been a director and principal shareholder of Alpine Pictures International, Inc. since its inception in July 1996. Since its inception in September, 1995, Mr. Carroll has been the secretary, a director and a principal shareholder of Alpine Pictures, Inc., an affiliated motion picture production company. Mr. Carroll is a 50% shareholder and serves as a director and secretary of Carroll Media, Inc., an affiliated California corporation engaged in the entertainment business, since its inception in January 1994. From February 1996 to the present, Mr. Carroll has served as chairman of the board and a principal shareholder of Teleshare, Inc., a California telecommunications corporation. In 1981, Mr. Carroll was appointed Artistic Director of Chicago's Mantisis Theater Company. From 1985 to 1986, Mr. Carroll served as Artistic Director with Paragon Arts International, Inc., Los Angeles, California, an independent finance, production and distribution company whose credits include Witchboard and Night Angel. From 1986 to 1988, Mr. Carroll served as president of G.C.O. Pictures, Incorporated, an independent film production company he co-founded with Roland Carroll. Mr. Carroll was an executive producer of Season of Fear starring Ray Wise, Michael
       J. Polard and Clancy Brown, distributed by MGM/UA.
       Mr. Carroll received his C.F.A. degree in 1982 from the Goodman School of Drama at DePaul University in Chicago, Illinois.

               On November 17, 1997, the Department of
       Corporations for the State of California issued a desist and refrain order against Alpine Pictures, Inc., Roland Carroll, Ryan Carroll and Carroll Media, Inc., which requires them to desist and refrain from the offer or sale in California of any unqualified or non-exempt security. The order does not address any specific offering. On July 9, 1999, the State of California filed a complaint against Teleshare, Inc., Alpine Pictures, Lord Protector, Cavalier Partners, Roland Carroll and Ryan Carroll alleging violations of the California Corporation Code and seeking (i) a permanent injunction against the defendants against further violations of the California Corporation Code
       (ii) recission offers to certain purchasers of the Lord Protector and Cavalier Partners partnership interests and (iii) payment of fees to offset the court administrative and investigative costs. The defendants have filed a stipulation with the court for entry of a permanent injunction and the other requested relief.

               ROLAND CARROLL, 44, serves as President and a director of Alpine. Mr. Roland has been a principal shareholder and director of Alpine Pictures International, Inc. since its inception in July 1996. Since its inception in September 1995, Mr. Carroll has served as the president, chairman of the board and a principal shareholder of Alpine Pictures, Inc., an affiliated motion picture production company. Mr. Carroll is also a 50% shareholder, chairman of the board and president of Carroll Media, Inc., an affiliated California corporation engaged in the entertainment business, since its inception in January 1994. From February 1996 to the present, Mr. Carroll has served as a director and a principal shareholder of Teleshare, Inc., a California telecommunications corporation. In 1985, Mr. Carroll co-founded and served as president of Paragon Arts International, Los Angeles, California, an independent finance, production and distribution company whose credits include Witchboard and Night Angel. From 1986 to 1988, Mr. Carroll served as an executive producer at G.C.O. Pictures, located in Los Angeles, California, overseeing the production of the feature length film Season of Fear. His responsibilities included financing, selection of key production personnel, monitoring of production progress and negotiating distribution of Season of Fear with MGM/UA Studios. Mr. Carroll has served from time to time as an independent consultant for the production of television programming. Mr. Carroll attended the University Southern California School of Cinema/Television from 1979 to 1981.

               On November 17, 1997, the Department of
       Corporations for the State of California issued a desist and refrain order against Alpine Pictures, Inc., Roland Carroll, Ryan Carroll and Carroll Media, Inc., which requires them to desist and refrain from the offer or sale in California of any unqualified or non-exempt security. The order does not address any specific offering. On July 9, 1999, the State of California filed a complaint against Teleshare, Inc., Alpine Pictures, Lord Protector, Cavalier Partners, Roland Carroll and Ryan Carroll alleging violations of the California Corporation Code and seeking a permanent injunction against the defendants against further violations of the California
       Corporation Code;

       recission offers to certain purchasers of the Lord Protector and Cavalier Partners partnership interests; and

       payment of fees to offset the court
       administrative and investigative costs.

               The defendants have filed a stipulation with the court for entry of a permanent injunction and the other requested relief.

               GREG COZINE, 40, serves as a director of Alpine. Mr. Cozine has served as a director of Alpine Pictures International, Inc. since March, 1997. Since January 1996, Mr. Cozine has served as a vice president and a shareholder of Alpine Pictures, Inc., an affiliated motion picture production company.
       From 1990 to 1992, Mr. Cozine was manager of operations and senior marketing consultant for Gold Shore Land Corporation, Los Angeles, California where he managed all sales for a real estate development project located north of Los Angeles, California.
       From 1987 to 1990, Mr. Cozine was founder and chief executive officer of NCN Financial Group, Inc. where he handled various financial products including energy related joint ventures and feature film venture capital projects.

               PAUL MILLER, 31, serves as a Vice President of Alpine. From April, 1996 to 1998, Mr. Miller was general partner of Cavalier Partners L.P. and founder, sole shareholder and director of Desert Star, Inc., an entertainment production company established in 1996. In January, 1998, Cavalier Partners L.P. consented to an order from the State of Michigan to cease and desist from any violation of the Michigan securities laws and paid administrative costs in the amount of $750. From 1995 to 1996, Mr. Miller was the associate producer of the full length motion picture Lord Protector for which Alpine has distribution rights. See "BUSINESS Current Operations". From 1992 to 1994, Mr. Miller was the owner of PM Productions, a Los Angeles, California, entertainment company engaged in writing, producing and directing commercials, training videos and infomercials. From 1989 to 1992, Mr. Miller was a partner in Concept Product Designers which produced commercials and infomercials for private label hair care clients primarily directed toward the Hispanic market. Mr. Miller attended the University of Southern California from 1985 to 1988 with a major in Communications Arts and Sciences, including film making.

               RENE TORRES , 43, serves as a Vice President of Alpine. Since its inception in July 1996, Mr. Torres has served as president of Alpine Pictures International, Inc. From 1996 to 1999, Mr. Torres served as President of Meridian Pictures, Inc., an independent film company located in Irvine, California, which produced the nationally released feature film Night of the Demons. While at Meridian, Mr. Torres was responsible for the implementation and supervision of limited partnership offerings that funded film production. In 1985, Mr. Torres was a founding member of Paragon Arts International, Los Angeles, California, an independent finance, production and distribution company whose credits include Witchboard and Night Angel. In 1990, Mr. Torres served as the president of Box Office Partners, located in Los Angeles, California, which company participated in the acquisition of The Kid, starring
       C. Thomas Howell, Metamorphosis, The Alien Factor, a high-tech science fiction film, and The Treasure, a family adventure. Mr. Torres received his Bachelor of Arts degree in Marketing from Milwaukee Area Technical College in 1976.

               TOM HAMILTON, 55, serves as a Vice President of Alpine. Mr. Hamilton has served as secretary and executive vice president of Alpine Pictures International, Inc. From 1985 to 1990, Mr. Hamilton has worked at Paragon Arts International, Los Angeles, California, an independent finance, production and distribution company whose credits include Witchboard and Night Angel. as an associate producer of motion pictures. From 1990 to 1992, Mr. Hamilton was the executive vice president-director of European operations for Euro-Films, Inc., a Franco American international film finance and distribution company. Mr. Hamilton was based in Paris, France where he was responsible for all European markets. Mr. Hamilton attended the University of Grenoble in Grenoble, France in 1969.

               ERNANI V. DI MASSA, 52, has served as the
       Director of Television Operations for Alpine
       Television, Inc. since September, 1998. From 1996 to 1998, Mr. Di Massa was an independent producer and formed Di Massa Productions, Inc. Mr. Di Massa is currently working on several television projects including a new talk show, a variety show, a medical series, and a game show. From 1989 to 1996, Mr. De Massa was vice president of programming development subsequently senior vice president of programming and development for KingWorld. From 1982 until 1989, Mr. Di Massa produced and wrote for several television executives including Fred Silverman and Brandon Tartikoff, and television talent including Alan Thicke, Tony Orlando, Bob Costas, David Copperfield, Billy Crystal and others. Prior to 1982, Mr. Di Massa worked for the NBC Television Network where he produced The Regis Philbin Show and helped create the network daytime hour Fantasy. Mr. Di Massa obtained his Bachelors of Science in Psychology from LaSalle University in 1969. He obtained a Masters Degree in clinical psychology from Temple University in 1971.

               SCOTT TOWLE, 52, has been the Executive
       Programming Consultant to the Company since March, 1999. Prior to joining the Company, Mr. Towle was the President of Domestic Distribution for KingWorld, a domestic supplier of first run programming for television. From 1986 to 1990, Mr. Towle was the president of Domestic Distribution for Orion Television.

       CERTAIN RELATIONSHIPS AND POSSIBLE CONFLICT OF INTEREST

               Roland Carroll serves as president and a director, and Ryan Carroll serves as chief financial officer and a director of Alpine Pictures, Inc., an operating California motion picture production company formed in 1995. Messrs. Carroll are controlling shareholders of Alpine Pictures, Inc. Messrs. Cozine, Torres and Hamilton are also directors of Alpine Pictures, Inc. Alpine Pictures, Inc. was a shareholder of Alpine Pictures International, Inc., representing 25% of the then issued and outstanding shares of Alpine Pictures International, Inc., prior to acquisition by Alpine of such shares.

               Alpine Pictures, Inc. has produced or is in the process of producing the following full length motion pictures An Angel's Gift, An Angel On Abbey Street, Shalakan, Rebel, Lancelot - Guardian of Time, and Lord Protector. Through its subsidiary, Alpine has entered into distribution agreements with Alpine Pictures, Inc. for the distribution rights of certain of these films. See "BUSINESS Current Operations". Alpine anticipates that it will continue to distribute films produced by Alpine Pictures, Inc. or affiliates thereof. The distribution agreements entered into will not be negotiated on an arms'-length basis, but Alpine anticipates that terms of such agreements will be favorable to Alpine.

               The officers and directors of Alpine may face a conflict of interest in regard to their management of the operations of Alpine Pictures, Inc. and in participation in any other entities which engage in activities similar to those of Alpine. Alpine anticipates that Alpine Pictures, Inc. will produce motion pictures and other theatrical projects and Alpine will distribute such projects. However, there is no assurance that certain opportunities may be presented to Alpine Pictures, Inc. which because not then available to Alpine would be detrimental to Alpine. Such officers and directors may be subject to various conflicts of interest, including among others, the negotiation of agreements between Alpine and Alpine Pictures, Inc. for the distribution rights of films produced by it. In addition, each of the officers and directors of Alpine has other duties and responsibilities with Alpine Pictures, Inc. that may conflict with the time which might otherwise be
       devoted to the duties with Alpine.   The officers and
       directors of Alpine will endeavor in good faith to satisfy its fiduciary duties to Alpine.

       EXECUTIVE COMPENSATION

               Alpine is a newly formed corporation and has not paid salaries. Alpine has agreed to compensate Ryan Carroll as Chief Executive Officer an annual salary of $91,000 and Roland Carroll, as President , an annual salary of $91,000. In addition, Alpine provides health insurance coverage and a 401(k) plan for its employees and a car allowance. No written employment agreements have been entered into as of the date hereof and the Board of Directors may at its option determine additional compensation or benefits to be granted to one or all of Alpine's employees.

               Directors do not receive cash compensation for their services to Alpine as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.

       EMPLOYMENT AGREEMENTS AND STOCK OPTION PLAN

               Alpine has not entered into any employment agreements with its executive officers or other employees to date. Alpine may enter into employment agreements with them in the future.

       INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND
       AGENTS

               The Certificate of Incorporation and Bylaws of Alpine provide that Alpine shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Alpine, as well as any officers or employees of Alpine to whom Alpine has agreed to grant indemnification.

               Section 145 of the Delaware General
       Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director

               For any breach of the director's duty of loyalty to the corporation or its stockholders;

               For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

               Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on,

                 capital stock) of the General Corporation
       Law of the State of Delaware; or

               For any transaction from which the director derived an improper personal benefit.

               The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

               The effect of the foregoing is to require
       Alpine to indemnify the officers and directors of Alpine for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING
       UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE
       PERMITTED TO DIRECTORS, OFFICERS OR PERSONS
       CONTROLLING Alpine PURSUANT TO THE FOREGOING
       PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND
       EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS
       AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS
       THEREFORE UNENFORCEABLE.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                 MANAGEMENT

               The following table sets forth certain
       information as of the Effective Date of this Prospectus regarding the beneficial ownership of Alpine's Common Stock by each officer and director of Alpine and by each person who owns in excess of five percent of Alpine's Common Stock.


       Name, Position and        Shares of Common     Percentage of Shares
       Address                  Stock Beneficially       of Class Owned
                                      Owned          Prior to       After
                                                     Offering       Offering(2)


       Ryan Carroll (3)              775,000           14.7%         11.9%
       Chief Executive Officer
       Chairman of Board
       21111 Celtic Street
       Chatsworth, California 91311

       Roland Carroll                775,000           14.7%         11.9%
       President,  Director
       11319 Dona Teresa
       Studio City, California 916104

       Greg Cozine                   350,000            6.6%          5.4%
       Vice President, Director
       1810 Bentley Avenue
       Los Angeles, California 90034

       Tom Hamilton                  350,000            6.6%          5.4%
       Vice President
       10082 Stony Brook Drive
       Huntington Beach, California 92646

       Rene Torres                   350,000            6.6%          5.4%
       Vice President
       6656 Columbus Avenue
       Van Nuys, California 91405

       Paul Miller                   350,000            6.6%          5.4%
       Vice President
       1727 Glendon Avenue
       Los Angeles, California 90024

       Erni DiMasa                         0            0%            0%
       15233 Ventura Boulevard
       Sherman Oaks, California 91403

       All officers and directos
       as a group (7 persons)      2,950,000           55.9%         45.2%

       Alpine Pictures, Inc.       1,800,000           34.12%        27.6%
       6919 Valjean Avenue
       Van Nuys, California 91406
       ______________

       (1)     Based upon 5,275,000 shares of Common Stock
               outstanding prior to the offering.
       (2)     Assuming Maximum Offering sold (1,250,000)
               resulting in 6,525,000 shares of Common Stock outstanding.
       (3) Mr. Carroll is a controlling shareholder of Alpine Pictures, Inc. which owns 1,800,000 shares of Alpine's outstanding common stock.
       (4) Mr. Carroll is a controlling shareholder of Alpine Pictures, Inc. which owns 1,800,000 shares of Alpine's outstanding common stock.

                            RELATED TRANSACTIONS

               Alpine has executed a convertible promissory note, without interest, in favor of Alpine Pictures, Inc., a shareholder of Alpine, up to an amount not greater than $2,052,000 the principal of which is payable in full of the amount borrowed on December 31, 2001. As of the date hereof, Alpine has borrowed an aggregate of $1,200,000. Alpine anticipates that it will borrow the full amount provided by the promissory note. Upon effectiveness of this registration statement, Alpine Pictures intends to distribute promissory note interests for the full amount of the promissory note to its shareholders. Messrs. Roland and Ryan Carroll are directors, officers and controlling shareholders of Alpine Pictures, Inc. and will receive proportionate promissory note interest. The holders of the promissory note may convert their interest into shares of common stock of Alpine at a conversion ratio of $0.27 of promissory note principal for each share of common stock.

                           SELLING SECURITYHOLDER

               Alpine Pictures, Inc., the Selling
       Securityholder and an affiliate of Alpine, intends to distribute the promissory note interests to its shareholders upon effectiveness hereof as a dividend distribution without cost to such shareholders.
       Alpine Pictures will not receive any remuneration or other consideration for such dividend distribution.
       As of the date hereof, the Board of Directors of Alpine Pictures has not set a date for the dividend distribution and the number of shareholders to receive the promissory note interests is not yet determined but Alpine Pictures intends to distribute the promissory note interests upon effectiveness of this registration statement. The promissory note interests will be distributed amongst all the shareholders at the time such dividend distribution is declared by the Board of Alpine Pictures.

              CONCURRENT DISTRIBUTION BY SELLING SECURITYHOLDER

               This registration statement also relates to the distribution of promissory note interests held by Alpine Pictures, Inc. aggregating $2,052,000 from Alpine. The promissory note interests held by each shareholder of Alpine Pictures may be converted by such shareholder at a conversion ratio of $.27 of promissory note principal for each share of Alpine common stock.

               The distribution of the securities by Alpine
       Pictures and the possible conversion thereof by the shareholder receiving such distribution into shares of common stock of Alpine will likely have an adverse effect on the market price of the common stock being offered for sale by the Company. The freely tradeable shares of the common stock (the "public float") upon effectiveness of this registration statement (other than exercise of the Warrants), assuming all Units are sold and the full amount of the outstanding promissory note is converted, will be 8,850,000 shares of common stock, of which 7,600,000 are to be distributed by Alpine Pictures to its shareholders without remuneration.

                                UNDERWRITING

             Subject to the terms and conditions set forth in the Underwriting Agreement by and among Alpine, RH Investment Corporation (as the representative of the underwriters) and the underwriters (the "Underwriting Agreement"), the underwriters, as set forth below, have agreed to make a best efforts offering of the Alpine units, each unit consisting of one share of common stock and one warrant for the purchase of one share of common stock at an exercise price of $6.00 per share for a exercise period of 36 months commencing on the Effective Date of this prospectus.

                    UNDERWRITER         NUMBER OF UNITS
           RH Investment Corporation       1,250,000
                    TOTAL:                 1,250,000

             The following summaries of certain terms and conditions of the Underwriting Agreement and the Representative's Warrants do not purport to be complete statements of the terms and/or contents of such agreements. Copies of the Underwriting Agreement and Representative's Warrants have been filed with the Commission as exhibits to the registration statement and are also on file at the offices of the Representative and Alpine. Reference is hereby made to each such exhibit for a detailed description of the provisions thereof which have been summarized above. See "AVAILABLE INFORMATION."

       MINIMUM OFFERING AND ESCROW ACCOUNT

             In order to effect the offering, the
       underwriters must sell at least the minimum number of units within 180 days of the effectiveness of this registration statement. If the minimum number of units is not sold by that date, then the offering will terminate and all funds received from sales of the units will be returned to the purchasers. Funds received from the sale of the first 125,000 units will be deposited in a special escrow account to be established at a federally insured national bank. After the minimum offering has been sold, funds received from additional sales will be sent directly to Alpine.

               At the time that the 250,000 units have been sold (the minimum offering) prior to termination date, Alpine will release the funds from the escrow account for deposit into the working account of Alpine. Although the Underwriters will continue to sell the offering to attempt to reach the maximum offering (1,500,000 units), such released funds will be used at that time by Alpine as described herein.

       MAXIMUM OFFERING

               No more than 1,250,000 units will be sold.
       The offering will automatically terminate when purchases for such number of units have been made.

       UNDERWRITERS COMPENSATION

             Alpine has agreed to give to the underwriters, as a commission for the sale of the units, 10% of the sales price for each unit sold.

             Alpine has agreed to pay the Representative a Non-Accountable Expense Allowance equal to 3% of the aggregate offering price of the units of which $5,000 per month, commencing May, 1999, of which $20,000 has been advanced to the Representative. Pursuant to the provisions of the Underwriting Agreement, in the event that the public offering is terminated for any reason, the Representative shall be reimbursed for all accountable expenses incurred by it not to exceed an aggregate of $85,000. Any amounts previously paid shall be credited against any amounts due.

             As part of the consideration to the
       Representative for its services in connection with the public offering described herein, Alpine has agreed to issue to the Representative for the benefit of the Underwriters, for nominal consideration, the Representative's Warrants to purchase an aggregate of up to 10% of the number of units sold in this
       offering.   The Representative's Warrants will be
       non-redeemable and will be exercisable at an exercise price of $6.00 (120% of the public offering price of the shares). The Representative's Warrants will be restricted from exercise, sale, transfer, assignment or hypothecation, except to officers of the Representative and members of the selling group and/or their officers or partners, for a period of one year from the Effective Date and will, thereafter, be exercisable for a period of four years. The exercise price of the Representative's Warrants was arbitrarily determined by Alpine and the Representative and should not be deemed to reflect any estimate of the intrinsic value of either the Representative's Warrants, the units or the common stock. The Representative's Warrants will contain anti-dilution and adjustment provisions in the event of any merger, acquisition, recapitalization, split-up of shares, stock dividend, sales or issuance by Alpine of stock or securities convertible into stock by the company at a price or conversion price less than the exercise price of the Representative's Warrants or less than the market price of the common stock at the time of such sale or indebtedness or similar event, except for dilution which would result from issuances under any stock incentive or option plan, reasonably acceptable to the Representative.

             In connection with the underwriting of the Company's public offering, the Company has granted to the Representative certain "piggy back" and "demand" registration rights. Pursuant to the terms of the Underwriting Agreement, Alpine has granted to the Representative, for a period of five years from the Effective Date, the right to include for registration, the Representative's Warrants (including the underlying common stock) in the event that Alpine files a registration statement under the Securities Act of 1933 relating to the public sale of any of its securities. Consequently, the "piggy back" registration rights are only operative if Alpine otherwise files a registration statement. In addition, Alpine has agreed to register under the Securities Act, at its expense, the Representative's Warrants (including the underlying common stock), upon the request of the holders of 50% or more of the Representative's Warrants. Consequently, the "demand" registration rights may be exercised only if the requisite percentage of holders of the Representative's Warrants request registration thereof. Such request may be made at any time during the exercise period of the Representative's Warrants.

             During the period in which the Representative's Warrants are exercisable, the holders thereof are given the opportunity to profit from a rise in the market price of the units, the common stock and the warrants which may result in a dilution of the interest of the stockholders. Alpine may find it more difficult to raise additional equity capital if it should be needed for its business while the Representative's Warrants are outstanding. At any time when the holders thereof might be expected to exercise such warrants, the company would probably be able to obtain additional equity capital on terms more favorable than those provided by the Representative's Warrants. Any profit realized on the sale of securities issuable upon the exercise of the Representative's Warrants may be deemed additional underwriting compensation.

       DETERMINATION OF OFFERING PRICE

             There has been no previous established trading market for the units or the warrants. The major factors considered by Alpine and the Representative in determining the public offering price of the units and the exercise price of the warrants, in addition to prevailing market conditions, were historical performance and growth rates of Alpine's operating subsidiary; an assessment of Alpine's management, business potential and earning prospects; the present state of the company's development and the above factors in relation to market valuations of other similar companies. The public offering price may not bear any relationship to the assets or book value, net worth or other criteria of value of or applicable to Alpine.

       LOCK UP AGREEMENT

             The Company has agreed that it will and will cause its officers, directors and holders of more than 5% of its common stock, to enter into an agreement not to sell or otherwise dispose of, without the consent of the Representative, any equity security of Alpine for a period of one year following the Effective Date.
        For a period of five years from the Effective Date,
       the Company, its officers, directors and holders of
       more than 5% of its common stock will provide the Representative with prior notice of any sales of Alpine's equity securities to be made pursuant to Rule 144.

       THE UNDERWRITERS

             The units being offered to the public by Alpine are being offered at a price of $6.00 per unit as set forth on the cover page of this prospectus. The units are offered by the Underwriters subject to receipt and acceptance by them, to the Underwriters' right to reject any order in whole or in part, to approval of certain legal matters by counsel and to certain other conditions.

             The Representative has advised the Company that sales to certain dealers may be made at the public offering price less a concession not in excess of 10%
       or $.60 per unit.   After the public offering of the
       units by Alpine, the public offering price and other selling terms may be changed by the Representative. The Representative does not intend to confirm sales of more than one percent of the units offered hereby to any accounts over which it exercises discretionary authority.

             Alpine has agreed to indemnify the
       Representative and others against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or persons controlling Alpine, Alpine has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable. The Representative has agreed to indemnify Alpine, its directors, and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the registration statement or the prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to Alpine, or any of its agents, by the Representative specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

             On October 29, 1998, a principal of the
       Representative was given a 10 day suspension from association with any NASD member firm, a censure and a $10,000 fine for failure to maintain sufficient net capital in the brokerage firm's account.

       MARKET MAKING

               If, at some time, Alpine meets the
       requirements of the Nasdaq SmallCap Market it will apply for listing thereon. If is should be accepted for listing thereon, then certain underwriters may engage in passive market making transactions in Alpine's Common Stock in accordance with Rule 103 of
       Regulation M.

               Following the completion of this offering, certain broker-dealers may be the principal market makers for the securities offered hereby. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities, if commenced, will be continued.

       ARBITRARY DETERMINATION OF OFFERING PRICE

               The offering price of the Shares has been determined arbitrarily by Alpine. Among the factors considered were Alpine's potential operations, current financial conditions and financial requirements of Alpine, estimates of the business potential and prospects of Alpine, the domestic and international market demand for motion pictures and other entertainment media projects, the general condition of the equities market, and other factors.

       LIMITED STATE REGISTRATION

               Alpine anticipates that it will primarily sell the Shares in a limited number of states, depending on the location and registration of any selling broker or dealer that it locates. Alpine will initially qualify or register the sales of the units in the states of New York, California, Florida, Illinois, and Nevada. Alpine will not accept subscriptions from investors resident in other states unless Alpine effects a registration therein or determines that no such registration is required.

               In order to comply with the applicable
       securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which Alpine has complied.

                          DESCRIPTION OF SECURITIES

       AUTHORIZED CAPITAL

               The total number of authorized shares of stock of Alpine is one hundred million (100,000,000) shares of Common Stock with a par value of $.0001 per share and twenty million (20,000,000) shares of non-designated preferred shares with a par value of $.0001 per share.

       INCORPORATION

               Alpine Entertainment, Inc. (the "Company") was incorporated under the laws of Delaware in 1998. Alpine's Certificate of Incorporation, by-laws and corporate governance, including matters involving the issuance, redemption and conversion of securities, are subject to the provisions of the Delaware General Corporation Law, as amended and interpreted from time to time.

       COMMON STOCK

               Alpine's Certificate of Incorporation
       authorizes the issuance of 100,000,000 shares of Common Stock, $.0001 value per share, of which 5,275,000 shares were outstanding as of the date hereof.

               Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Alpine, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by Alpine pursuant to this Offering will be, when issued and delivered, fully paid and non-assessable.

               Holders of Common Stock have no preemptive rights to purchase Alpine's Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

               All outstanding shares of Common Stock are validly issued, fully paid and nonassessable, and all Shares to be sold and issued as contemplated hereby will be fully paid and nonassessable when sold in accordance with the terms hereof and pursuant to a valid and current prospectus. The Board of Directors is authorized to issue additional shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

       NONCUMULATIVE VOTING

               Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of Common Stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

       PROMISSORY NOTE

               The Company is also registering for
       distribution by the holder thereof to its shareholders a promissory note in the amount of $2,052,000 and the 7,600,000 shares of common stock issuable upon conversion of the full amount of the promissory note. Upon effectiveness of this registration statement, the holder of the promissory note, Alpine Pictures, Inc., an affiliate of Alpine, will distribute the promissory note to its shareholders as a dividend distribution without cost to the shareholders. Alpine Pictures will not receive any proceeds from the distribution of the promissory note. The shareholders of the Alpine Pictures may convert to shares of common stock at a conversion ratio of $0.27 per share that portion of the promissory note distributed to them at such time or times at their sole discretion. The promissory note is payable to the holders thereof on December 31, 2001 in an amount equal to the principal held by that shareholder less deduction for any shares converted.

       PENNY STOCK REGULATION

               The offering price of the units has been arbitrarily determined by Alpine. If the market price of the Alpine common stock, if a market for its common stock develops and is maintained, falls below $5.00 per share, then the common stock of Alpine may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Alpine's securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell Alpine's securities.

       PREFERRED STOCK

               Alpine's Certificate of Incorporation
       authorizes the issuance of 20,000,000 shares of preferred stock, $.0001 par value per share. As of the date hereof, no preferred stock has been designated or issued. The designation of such issued preferred stock provides that each such share of preferred stock will have one vote on all matters on which shareholders are entitled to vote. Preferred stock provides for liquidation and dividend preference, if any dividends were to be declared by the Board of Directors.

               In the case of voluntary or involuntary
       liquidation, dissolution or winding up of Alpine, holders of shares of preferred stock are entitled to receive the liquidation preference before any payment or distribution is made to the holders of Common Stock or any other series or class of Alpine's stock hereafter issued that ranks junior as to liquidation rights to the preferred stock, but holders of the shares of the preferred stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of Alpine's stock hereafter issued that ranks senior as to liquidation rights to the preferred stock ("senior liquidation stock") has been paid in full. The holders of preferred stock and all series or classes of Alpine's stock hereafter issued that rank on a parity as to liquidation rights with the preferred stock are entitled to share ratable, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Alpine. Neither a consolidation or merger of Alpine with another corporation, nor a sale or transfer of all or part of Alpine's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Alpine.

               The Board of Directors is authorized to
       provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Alpine without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, Alpine has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

       ADDITIONAL INFORMATION DESCRIBING STOCK

               The above descriptions concerning the stock of Alpine do not purport to be complete. Reference is made to Alpine's Certificate of Incorporation and by-laws which are included in the Registration Statement of which this Prospectus is a part and which are available for inspection at Alpine's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

       ADMISSION TO QUOTATION ON NASDAQ SMALLCAP MARKET OR
       NASD OTC BULLETIN BOARD

               If Alpine meets the qualifications, Alpine
       intends to apply for quotation of its Securities on the NASD OTC Bulletin Board. Until Alpine meets such qualifications, its Securities will be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the "pink sheets". If Alpine's Securities are not quoted on the NASD OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Alpine's
       Securities.   The over-the-counter market ("OTC")
       differs from national and regional stock exchanges in that it (1) is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing. If it meets the qualifications for trading securities on the NASD OTC Bulletin Board Alpine's Securities will trade on the NASD OTC Bulletin Board until such future time, if at all, that Alpine applies and qualifies for admission for listing on the Nasdaq SmallCap Market. There can be no assurance that Alpine will qualify or if qualified that it will be accepted for listing of its securities on the NASD SmallCap Market.

               To qualify for admission for listing on the Nasdaq SmallCap Market, an equity security must, in relevant summary, (1) be registered under the Securities Exchange Act of 1934; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000); (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have a minimum bid price of $4.00 per share; and (6) have at least 300 beneficial shareholders.

       TRADING OF SHARES

               There are no outstanding options, options to purchase, or securities convertible into, the shares of Alpine which are not being registered hereby.
       Alpine has not agreed with any shareholders, to register their shares for sale, other than for this registration. Alpine does not have any other public offerings in process or proposed.

       TRANSFER AGENT AND REGISTRAR

               Alpine currently serves as its own transfer agent.

       REPORTS TO SHAREHOLDERS

               Alpine will furnish to holders of the Shares annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Alpine may issue other unaudited interim reports to its shareholders as it deems appropriate.


                               LEGAL MATTERS

       LEGAL PROCEEDINGS

               Alpine is not a party to any litigation and management has no knowledge of any threatened or pending litigation against Alpine.

       SECURITIES AND EXCHANGE COMMISSION AND STATE
       INVESTIGATIONS OF AFFILIATE

               Alpine Pictures, Inc., an affiliated company, is the focus of a formal investigation conducted by the United States Securities and Exchange Commission to determine whether any federal securities laws were violated in connection with the offering of securities by Alpine Pictures, Inc. and several partnerships in which it was involved. In March, 1998, Alpine Pictures, Inc. and several of its officers, including Roland Carroll and Ryan Carroll, were subpoenaed and provided documents and oral testimony to the Securities and Exchange Commission. No further action has been taken since that date.

               In January, 1998, Cavalier Partners L.P.
       consented to an order from the State of Michigan to cease and desist from any violation of the Michigan securities laws and paid administrative costs in the amount of $750. Paul Miller, an officer of Alpine, served as general partner of Cavalier Partners L.P.

               On November 17, 1997, the Department of
       Corporations for the State of California issued a desist and refrain order against Alpine Pictures, Inc., Roland Carroll, Ryan Carroll and Carroll Media, Inc., which requires them to desist and refrain from the offer or sale in California of any unqualified or non-exempt security. The order does not address any specific offering.

               On July 9, 1999, the State of California filed a complaint against Teleshare, Inc., a California telecommunications company for which Messrs. Roland and Ryan Carroll served as directors, Alpine Pictures, Lord Protector, Cavalier Partners, Roland Carroll, Ryan Carroll and Stewart Whipple (the president of Teleshare) alleging violations of the California Corporation Code and seeking a permanent injunction against the defendants against further violations of the California
       Corporation Code;
               recission offers to certain purchasers of the Lord Protector and Cavalier Partners partnership interests; and
               payment of fees to offset the court
       administrative and investigative costs.

               The defendants have filed a consent with the court for entry of a permanent injunction and the other requested relief without admitting or denying the allegations of the complaint. The permanent injunction, if issued, would restrain Alpine Pictures, Inc., Lord Protector Partners, Cavalier Partners, Stewart Whipple, Roland Carroll and Ryan Carroll from offering to sell, selling, or engaging in the business of selling any securities of any kind in violation of the qualification or exemption requirements of the California Corporations Code Section 251110.

               In June, 1999, Alpine Pictures entered into a settlement agreement with the State of Illinois agreeing to make a recission offer to three investors in regard to such investors' purchase of securities of Alpine Pictures aggregating less then $10,000 which sales were made in reliance on certain exemptions from registration in Illinois prior to completion of the required filings thereto.

       LEGAL OPINION

               Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the Units, and the securities comprising the Units, when issued pursuant to the terms hereof will be fully paid and non-assessable. Cassidy & Associates has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Cassidy & Associates with respect to any other matters.

               James M. Cassidy, a principal of Cassidy &
       Associates, is an officer and director and controlling shareholder of TPG Capital Corporation, which owns
       125,000 shares of the common stock of Alpine.


                                   EXPERTS

               The financial statements in this Prospectus have been included in reliance upon the report of Weinberg & Company, P.A., Certified Public
       Accountants, and upon the authority of such firm as expert in accounting

                            FINANCIAL STATEMENTS

               The combined audited financial statements for the fiscal years ended December 31, 1997 and December 31, 1996 for Alpine Pictures International, Inc. and affiliate and the audited financial statements for the fiscal year ended December 31, 1998 for Alpine Entertainment, Inc. (Delaware), and the unaudited financial statements for the period ended March 31, 1999 follow herewith.







                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)

                      FINANCIAL STATEMENT

                    AS OF DECEMBER 31, 1998










                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)

                             CONTENTS




              PAGE      1 - INDEPENDENT AUDITORS' REPORT

              PAGE      2 - BALANCE SHEET AS OF DECEMBER 31, 1998

              PAGE  3 - 5 - NOTES TO BALANCE SHEET AS OF DECEMBER 31, 1998










                 INDEPENDENT AUDITORS' REPORT


       To the Board of Directors of:
        Alpine Entertainment, Inc.
        (A Development Stage Company)

       We have audited the accompanying balance sheet of Alpine Entertainment, Inc.(a development stage company) as of December 31, 1998. This financial statement is the responsibility of Alpine's management. Our responsibility is to express an opinion on this financial statement based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the balance sheet referred to above presents fairly in all material respects, the financial position of Alpine Entertainment, Inc. (a development stage company) as of December 31, 1998, in conformity with generally accepted accounting principles.





                                  WEINBERG & COMPANY, P.A.


       Boca Raton, Florida
       February 4, 1999 (except for Notes 4A and 4B as to which the date is February 10, 1999)


                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)
                        BALANCE SHEET
                    AS OF DECEMBER 31, 1998


                                   ASSETS

       ASSETS

        Cash                                             $      100


       TOTAL CURRENT ASSETS                              $      100



             LIABILITIES AND STOCKHOLDERS' EQUITY


       LIABILITIES                                       $       -

       STOCKHOLDERS' EQUITY

          Preferred Stock, $.0001 par value, 20 million
           shares authorized, zero issued and outstanding        -
          Common Stock, $.0001 par value, 100 million
           shares authorized, 250,000 shares issued and
           outstanding                                          25
          Additional paid-in capital                            75
            Total Stockholders' Equity                          -

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $     100





           See accompanying notes to balance sheet.
                                      2


                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO BALANCE SHEET
                    AS OF DECEMBER 31, 1998

       NOTE  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                 A.  Organization and Business Operations

                 Alpine Entertainment, Inc.(a development stage company) ("Alpine") was incorporated in Delaware on November 5, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. At December 31, 1998, Alpine had not yet commenced any formal business operations. Alpine's fiscal year end is December 31.

                 Alpine's ability to commence operations is contingent upon its ability to identify a prospective target business and raise the capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof. (See
                 Note 4)

                 B.  Use of Estimates

                 The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       NOTE  2 - STOCKHOLDERS' EQUITY

                 A.  Preferred Stock

                 Alpine is authorized to issue 20,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

                 B.  Common Stock

                 Alpine is authorized to issue 100,000,000
                 shares of common stock at $.0001 par value.
                 Alpine issued  for cash 125,000 shares to
                 TPG Capital Corporation and Brokerlink
                 Capital Research and Communications,
                 respectively.
                                      3

                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO BALANCE SHEET
                    AS OF DECEMBER 31, 1998

       NOTE 3 - RELATED PARTIES

                 Legal counsel to Alpine is a firm owned by a director of Alpine who also is a beneficial owner of over 50% of the outstanding stock of TPG Capital Corporation.

       NOTE 4 - SUBSEQUENT EVENTS

                 A.  Acquisition

                 Under an agreement dated February 9, 1999 effective February 10, 1999 Alpine acquired all of the issued and outstanding shares of capital stock of Alpine Pictures International, Inc. in exchange for common stock of Alpine. Under the terms of the agreement, the outstanding shares were exchanged at a ratio of one share of Alpine for every share of Alpine Pictures International, Inc. As a result of the exchange, Alpine Pictures International, Inc. (A.P.I., Inc.) became a wholly owned subsidiary of Alpine, and the shareholders of A.P.I., Inc. became shareholders of approximately 69.9% of Alpine. Generally accepted accounting principles require that Alpine whose shareholders retain a majority interest in a combined business be treated as an acquirer for accounting purposes. As a result, the merger will be treated as an acquisition of Alpine by A.P.I., Inc. and a recapitalization of A.P.I.,Inc. using the purchase method of accounting for financial reporting purposes. Accordingly, Alpine's financial statements immediately following the merger will be as follows: (1) The balance sheet will consist of A.P.I., Inc.'s net assets at historical cost and (2) the statement of operations will include the A.P.I.,Inc's operations for the period presented and the operations of Alpine from the date of acquisition.

                 B.  Formation of New Subsidiary

                 In February 1999, a wholly-owned subsidiary, Alpine Television, Inc. was incorporated Inc. in Delaware. Alpine Television, Inc. ("ATI") was formed to distribute and develop entertainment media projects for presentation on television, including pay-per-view, pay network, syndication or basic cable television.

                                      4

                  ALPINE ENTERTAINMENT, INC.
                 (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO BALANCE SHEET
                    AS OF DECEMBER 31, 1998


       NOTE 4 - SUBSEQUENT EVENTS - (CONT'D)

                 ATI has authorized capitalization of
                 100,000,000 shares of common stock of which 1,000 shares are outstanding and 20,000,000 shares of non-designated preferred stock, of which none are outstanding. ATI has no operations to date.

                 C.   Registration Statement Filing

                 Alpine is in process of preparing and filing a Form SB-2 Registration Statement under the Securities Act of 1933 to offer up to 1,500,000 shares of common stock at $5.00 per share. The offering also registers 250,000 shares of common stock held by selling security holders. (See Note 2B).


                                      5







               ALPINE PICTURES INTERNATIONAL, INC.
                  (FORMERLY ALPINE PICTURES
              INTERNATIONAL, INC. AND AFFILIATE
                   (A LIMITED PARTNERSHIP))

                     FINANCIAL STATEMENTS

               AS OF DECEMBER 31, 1998 AND 1997


                                  CONTENTS




       PAGE        1  -  INDEPENDENT AUDITORS' REPORT


       PAGE        2  -  BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997

       PAGE        3  -  STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                         DECEMBER 31, 1998 AND 1997

       PAGE        4  -  STATEMENT OF CHANGES IN EQUITY FOR THE YEARS
                         ENDED DECEMBER 31, 1998 AND 1997

       PAGE  5  -  6  -  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                         DECEMBER 31, 1998 AND 1997

       PAGE  7  - 18  -  NOTES TO FINANCIAL STATEMENTS AS OF
                         DECEMBER 31, 1998 AND 1997




                        INDEPENDENT AUDITORS' REPORT

       To the Board of Directors of:
        Alpine Pictures International, Inc.

       We have audited the accompanying balance sheet of Alpine Pictures International, Inc. as of December 31, 1998 and the combined balance sheet of Alpine Pictures International, Inc. and affiliate (a limited partnership) as of December 31, 1997 and the related statement of operations, changes in equity (deficit), and cash flows for the year ended December 31, 1998 and the related combined statement of operations, changes in equity (deficit), and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpine Pictures International, Inc. as of December 31, 1998 and the financial position of Alpine Pictures International, Inc. and affiliate (a limited partnership) as of December 31, 1997 and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations and has a large accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                WEINBERG & COMPANY, P.A.
       Boca Raton, Florida
       June 6, 1999

              ALPINE PICTURES INTERNATIONAL, INC.
                (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                   AND AFFILIATE (A LIMITED PARTNERSHIP))
                               BALANCE SHEETS
                         DECEMBER 31, 1998 AND 1997

                                      ASSETS



                                                                1997
                                                  1998        Combined

       CURRENT ASSETS
        Cash and cash equivalents         $       2,087     $     -
        Due from non-combined affiliates         76,000        260,715
        Employee advances                         1,519          1,959
        Prepaid taxes                               800            800

           Total Current Assets                  80,406        263,474

       DUE FROM NON-COMBINED AFFILIATE             -            91,000

       PROPERTY AND EQUIPMENT, NET               10,837          7,528

       OTHER ASSETS
        Deferred offering costs                  23,100         65,215

           Total Other Assets                    23,100         65,215

       TOTAL ASSETS                       $     114,343   $    427,217

               LIABILITIES AND EQUITY (DEFICIT)

       CURRENT LIABILITIES
        Bank overdraft                    $        -      $      6,518
        Accounts payable and accrued
         expenses                                35,986         36,971
        Due to affiliate                        243,556            -
        Other current liabilities                  -             8,591
        Distributor deposits                     16,682          2,006
              Total Current Liabilities         296,224         54,086
TOTAL LIABILITIES                               296,224         54,086

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)                               (181,881)       373,131

TOTAL LIABILITIES AND EQUITY
 (DEFICIT)                                $     114,343   $    427,217

               See accompanying notes to financial statements.
                                      2


                     ALPINE PICTURES INTERNATIONAL, INC.
                (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                    AND AFFILIATE (A LIMITED PARTNERSHIP))
                           STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                         1997
                                  1998                 Combined

REVENUES
 Film license sales            $   50,518             $   74,532

      Total Revenues               50,518                 74,532

OPERATING EXPENSES
 Salaries and wages               370,377                229,527
 Commissions                         -                    20,628
 Professional fees                 98,420                101,787
 General and administrative        75,414                138,146
 General marketing                 11,615                 10,953
 Direct film marketing,
  advertising, distribution
  and rework expenses             360,800                270,554
 Rental expenses                   45,433                 12,744
 Depreciation                       2,264                  1,798

      Total Operating Expenses    964,323                786,137

NET LOSS FROM OPERATIONS         (913,805)              (711,605)

OTHER INCOME
 Other income                        -                     3,909

NET LOSS                       $ (913,805)            $ (707,696)

Weighted average number of
 shares outstanding during
 the period (as restated)       5,025,000              3,225,000

Net loss per common share
 and equivalents               $  (0.1819)            $  (0.2194)




               See accompanying notes to financial statements.
                                      3


                     ALPINE PICTURES INTERNATIONAL, INC.
                (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                    AND AFFILIATE (A LIMITED PARTNERSHIP))
                  STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
          FOR THE PERIOD FROM DECEMBER 31, 1996 TO DECEMBER 31, 1998



                                         LIMTIED                                         SUBSCRIP-
                                         PARTNER-             CORPORATION  PARTNERSHIP   TION RE-
                   COMMON STOCK         SHIP INTEREST         ACCUMULATED  ACCUMULATED   CEIV-
                SHARES     AMOUNT       UNITS   AMOUNT        DEFICIT      DEFICIT       ABLE      TOTAL

BALANCE,
DECEMBER 31,
1996            350,000    $      35    48.93   $  225,972    $(53,289)   $ (24,188)    $  (35)    $148,495

Issuance of
common stock
pursuant to
private
placement       222,700       222,700      -         -              -            -           -      222,700

Issuance of
limited partner-
ship units          -          -        179.67    898,341           -            -           -      898,341

Issuance of
common stock
to employees    2,875,000         288      -         -              -            -       (288)          -

Write-off of
deferred offering
costs               -         (89,138)      -     (99,571)          -            -           -     (188,709)

Net loss 1997       -          -            -        -        (671,620)         36,076)      -     (707,696)


BALANCE,
DECEMBER 31,
1997            3,447,700     $133,885   228.60 $1,024,742   $(724,909)    $   (60,264)  $(323)    $373,131

Issuance of
common stock
pursuant to
private
placement          588,937     588,937      -        -            -              -           -      588,937

Issuance of
common stock
in exchange
for partnership
units            1,344,804     964,478      -        -              -             -          -      964,478

Cancellation
of partnership
units               -          -        (228.60) (1,024,742)        -           60,264       -     (964,478)

Issuance of
common stock
to affiliate     1,800,000        180        -        -             -              -         (180)       -

Subscriptions
received             -          -           -         -              -              -         323       323

Write-off of
deferred offering
costs                -       (230,467)       -         -              -              -        -    (230,467)

Net loss 1998         -          -           -                    (913,805)          -        -    (913,805)

BALANCE,
DECEMBER 31,
1998              7,181,441 $1,457,013       -    $   -         $(1,638,714)   $      -     $(180)$(181,881)

               See accompanying notes to financial statements.
                                      4


                     ALPINE PICTURES INTERNATIONAL, INC.
                (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                    AND AFFILIATE (A LIMITED PARTNERSHIP))
                          STATEMENTS OF CASH FLOWS
                      AS OF DECEMBER 31, 1998 AND 1997

                                              1998            1997 Combined
       Cash flows from operating
        activities:
        Net loss                          $  (913,805)      $   (707,696)
        Adjustments to reconcile net
         loss to net cash used in
         operating activities:
          Depreciation                          2,264              1,798
        Changes in operating assets and
         liabilities:
         (Increase) decrease in:
          Prepaid taxes                          -                  (800)
         Increase (decrease)in:
          Bank overdraft                       (6,518)             6,518
          Accounts payable and accrued
           expenses                              (985)            33,371
          Other liabilities                    (8,591)             8,591
          Distributor deposits                 14,676              2,006
          Total adjustments                       846             51,484

           Net cash used in operating
            activities                       (912,959)          (656,212)

       Cash flows from investing
        activities:
         Employee advances                        440             (1,959)
         Due from non-combined
          affiliates                          275,715           (253,348)
         Purchase of property and
          equipment                            (5,573)            (9,326)

           Net cash provided by (used in)
            investing activities              270,582           (264,633)

       Cash flows from financing activities:
         Proceeds from the issuance
          of common stock                     424,008            133,562
         Proceeds from the issuance
          of limited partnership units           -               798,770
         Due to affiliate                     243,556               -
         Deferred offering costs              (23,100)           (60,798)
       Net cash provided by financing
           activities                         644,464            871,534

       Net increase (decrease) in cash          2,087            (49,311)
       Cash and cash equivalents-beginning       -                49,311

       CASH AND CASH EQUIVALENTS-ENDING    $    2,087       $       -

        See accompanying notes to financial statements.
                               5


              ALPINE PICTURES INTERNATIONAL, INC.
                (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                    AND AFFILIATE (A LIMITED PARTNERSHIP))
                  STATEMENTS OF CASH FLOWS (CONT'D)
                   AS OF DECEMBER 31, 1998 AND 1997


SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

     During 1997 and 1998 2,875,000 and 1,800,000 shares,
     respectively of common stock were issued to certain directors, officers, and affiliates of the Company, which in turn were recorded as subscriptions receivable at December 31, 1997 and 1998, and paid in the following year.

     During 1998, the Corporation issued 1,344,804 shares of common stock in exchange for the partnership units pursuant to the merger (See Note 5).



           See accompanying notes to financial statements.
                                  6

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) Description of Business

     Alpine Pictures International, Inc. (the "Corporation") is a California corporation formed in August 1996 and engaged in the business of distributing, marketing, licensing, and selling motion pictures in all markets, including domestic and international theatrical exhibition, home video, network television, cable television, pay per view cable television, nontheatrical exhibitors such as airlines, schools, hospitals, libraries, hotels, syndicated television and related markets.
     The Corporation may also have the right to license the ancillary rights for motion pictures for which it enters into distribution agreements, including soundtrack music and merchandising items. The Corporation enters into distribution agreements with affiliated and unaffiliated motion picture producers. The distribution agreements generally provide for the Corporation to be allocated a percentage of gross revenues from the motion pictures which it licenses and distributes, as well as to be repaid advances, if any, which it makes to producers and to be reimbursed its distribution and film rework expenses. (See Note 8). Alpine Releasing Partners I, L.P., the Corporation's controlled affiliate, was a California Limited Partnership (the "Partnership") formed in July 1996 to finance the acquisition and distribution of certain feature length motion pictures principally in conjunction with the Corporation who was the general partner. The partnership was merged into the Corporation in February 1998. (See Note 5).
     The combined entities are hereafter referred to as the "Company."

     In February 1999, the Company was acquired by Alpine
     Entertainment, Inc. ("AEInc.") in a transaction accounted for as a recapitalization of the Company. (See Note 12)

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     (B) Principles of Combination

     The combined financial statements as of December 31, 1997 included the accounts of the Corporation and its controlled affiliate, Alpine Releasing Partners I, L.P. All significant intercompany balances and transactions were eliminated in combination.

     (C) Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

     (D) Cash and Cash Equivalents

     For purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

     (E) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Expenditures from maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life's of the assets as follows:

          Equipment                   5 years
          Furniture and fixtures      7 years

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     (F) Income taxes

     The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No.109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those measured using enacted tax rates expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates in recognized is income in the period that includes the enactment date.

     (G) Revenue Recognition

     The Company recognizes revenue in accordance with Statement of Financial Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" ("SFAS 53"). Under SFAS 53, a producer or distributor recognizes revenue when the license fee is known, the film costs have been reasonably determined, the film has been shipped and accepted by the sub-licensee distributor and is available for showing, and collectibility of the full license fee is assured. Based on Company experience, collectibility of the full license fee is assured only upon cash receipt from the sub-licensee distributor. Therefore, under the Company's flat fee type contracts, revenue is recognized upon receipt of final payment from and the shipment to and acceptance by the sub-licensee distributor. Under revenue sharing type contracts, revenue is recognized as payments are received from the sub-licensee distributor. Initial deposits on sub-licensee distributor contracts are recorded as distributor deposits and recognized when the final payment is received and the film is shipped to and accepted by the sub-licensee distributor.

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     (H) Direct Film Marketing, Advertising, Distribution and Rework
     Expense

     The Company incurs certain film pre-release and post-release marketing and advertising expenses, distribution expense, and film rework expenses such as adding subtitles or dubbing, or other editing required to prepare the films for distribution in foreign geographic markets. The Company considers such expenses to be period costs and accordingly expenses them in the period incurred. Contractual terms with each film producer allow the Company to recoup its marketing, advertising, distribution and rework costs, subject to limitations as defined in each contract, from future revenues generated from the film. Such recoupment amounts, when received, are recorded as an offset against the current film marketing, advertising and rework expense.

     (I) Concentrations

     There were no financial instruments which potentially subject the Company to significant concentration of credit risk at December 31, 1998 and 1997.

     The following is an approximate summary of the percentage of film sales by geographic region.

                                 1998          1997

       Italy                      25%           45%
       Latin America              20%            -
       Germany                    12%           19%
       Philippines                10%            -
       England                     8%            -
       Argentina                   7%            -
       France                      6%            -
       Indonesia                   -             8%
       Poland                      -             7%
       Thailand                    5%            2%
       Taiwan                      4%            -
       Peru                        -             1%
       Russia                      3%           18%
                                 100%          100%

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -(CONT'D)

     (J) Per Share Data

     Net loss per common share for the year ended December 31, 1998 and 1997 is required to be computed by dividing net loss by the weighted average common shares outstanding during the year as defined by Financial Accounting Standards, No. 128, "Earnings per Share". However, the weighted average shares have been retroactively restated to reflect the quantity of shares of AEInc. issued on the date of reorganization to the Company's consenting stockholders existing at each balance sheet date.(See Note 12)

     (K) Reclassifications

     Certain amounts in 1997 financial statements have been reclassified to conform to the 1998 presentation.

NOTE 2 - PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1998 and 1997 consists of the following:
                                           1998          1997

       Equipment                         $ 10,522      $ 8,142
       Furniture and fixtures               4,377        1,184
                                           14,899        9,326
       Less accumulated depreciation       (4,062)      (1,798)
                                         $ 10,837      $ 7,528

NOTE 3 - EQUITY

     In July 1997 the Corporation amended its articles of incorporation to increase the authorized no par value common stock to 20,000,000 from 10,000,000 and to authorize 2,000,000 shares of no par value preferred stock.

     The Board of Directors of the Corporation may designate different series of preferred stock and may fix the authorized number of shares for each series. The holders of each series of preferred stock shall have such rights, preferences and privileges as may be determined by the Board of Directors prior to the issuance of such shares.

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 3 - EQUITY - (CONT'D)

     As of December 31, 1998 and 1997, there were no preferred shares issued or outstanding.

NOTE 4 - PARTNERSHIP AGREEMENT

     In 1996, a limited partnership was formed known as Alpine Releasing Partners I, L.P. (see Note 6). Alpine Pictures International, Inc. was named as general partner. Under the terms of the partnership agreement, (a) the partnership shall continue for ten (10) years unless terminated sooner by the partners, (b) in general, income and loss shall be allocated annually to the general partner 1% and limited partners 99%. In February 1998 Alpine Releasing Partners I, L.P. was merged into Alpine Pictures International, Inc. (See Note 5)

NOTE 5 - MERGER OF ALPINE PICTURES INTERNATIONAL, INC.
         AND ALPINE RELEASING PARTNERS I, L.P.

     On December 17, 1997, the Corporation entered into an Agreement of Merger (the "Agreement") to merge the Partnership into the Corporation with the Corporation as the surviving entity.
     Under the terms of the Agreement, the effective date of the merger was February 15, 1998, and the Corporation issued one share of its common stock for each $0.85 of limited partnership interest resulting in a total issuance by the Company of 1,344,804 shares of its common stock to the limited partners.

NOTE 6 - PRIVATE PLACEMENTS

     In July 1997 the Corporation issued a Private Placement Memorandum (the "Placement") pursuant to the Securities and Exchange Commission Regulation CE Section 3(b), Rule 1001, of the Securities Act of 1933, as amended, and under Section 25102(n) of the California corporations code to offer 980,000 shares of its common stock, no par value, with an option to increase the offering by up to an additional 120,000 shares for a maximum offering of 1,100,000 shares. Under terms of the Placement, the shares were offered on a "best efforts" basis at $1.00 per share in minimum units of 20,000 shares with no minimum capitalization required by the Corporation.
                                  12

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 6 - PRIVATE PLACEMENTS - (CONT'D)

     Under the Placement, which terminated in 1998, the Corporation issued 811,637 shares of common stock during 1998 and 1997 with gross proceeds to the Corporation of $811,637 and offering expenses of $319,605 of which $230,467 and $89,138 were charged against equity in 1998 and 1997, respectively.

     In July 1996, the Partnership issued a Private Placement Memorandum (the "Placement") under Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended, and under Section 25102(n) of the California Corporations Code to offer, on a "best efforts" basis, 200 limited partnership units at a subscription price of $5,000 per unit. Under terms of the Placement, the minimum investment was 5 units or $25,000 and no minimum capitalization was required. Additionally, the general partner was required to make a capital contribution equal to 1% of aggregate partnership capital at the termination of the offering. Under the Placement, the Partnership raised approximately $898,341 in 1997, and the placement was terminated in June 1997. Offering costs of the placement aggregated $118,267 of which $99,571 were charged against equity in 1997.

NOTE 7 - INCOME TAXES

     There was no current income tax expense or benefit in 1998 and 1997 due to the Company's net losses.

     At December 31, 1998, the Company had net operating loss carry forwards of approximately $1,508,000, which expire from 2011 through 2013, subject to certain prescribed annual rate limitations. The deferred tax asset resulting from these net operating losses approximates $513,000 at December 31, 1998, and has been fully offset by a valuation allowance at that date.

     The valuation allowance for deferred tax assets as of January 1, 1998 was approximately $ 202,000. The net change in the total valuation allowance for the year ended December 31, 1998 was an increase of approximately $311,000.


                                  13


                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 8 - OPERATING AGREEMENTS

     (A) Agreements with Producers/Owners

     As part of its primary operations, the Company enters into agreements with various producers/owners (the "owner") of feature films (the "film") to act as distributor agent of the owner for the sales, collections and servicing of the film in specified media and geographic territories, for a stipulated term. Under the agreements, various provisions exist for extension and/or cancellation of the contracts, limited reworking of the film to meet local country requirements, and sublicensing of distribution by the Company. The Company generally retains a percentage fee based on gross receipts from film sales, as defined in the agreements, and is allowed reimbursement of out-of-pocket sales, marketing, distribution, servicing, rework, technical materials, and other customary expenses incurred up to a stipulated cap from the remaining gross receipts. The balance after the Company's fee and out-of-pocket expenses is payable to the owner. Under certain agreements the owner is paid a stipulated percentage out of gross receipts prior to any fee and/or expense distributions to the Company.

     (B) Licensing Agreements with Distributors

     The Company enters into licensing agreements with sub-distributors for distribution of films for which the Company is the agent of producers/owners, as discussed above. The agreements generally stipulate a fixed fee and less commonly, royalty fees or a combination thereof allowing the sub-distributor to distribute certain films within a specified territory. The Company generally obtains a non-refundable deposit from distributors which is recorded as a deposit liability until the film is delivered to and balance received from the distributor, or the agreement is canceled.

     (C) Consulting Agreement

     In August 1998 the Company entered into an agreement (the
     "Agreement") with a firm whereby the firm will provide certain stipulated services relating to positioning the Company to enter the public capital markets. (See Note 12(B))
                                  14

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997


NOTE 8 - OPERATING AGREEMENTS (CONT'D)

     (C) Consulting Agreement (CONT'D)

     The firm is to provide a holding company to which the firm will retain 250,000 common shares and warrants to purchase an additional 250,000 common shares at a price of $1.00 per share.
      In addition, the Company will pay the firm $100,000 for its services and the services of its affiliates. As of December 31, 1998, the Company paid $60,000 which is included in the statement of operations as professional fees.
     (See Note 12(A))

NOTE 9 - COMMITMENTS AND CONTINGENCIES

     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year to
     00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company uses a standard off the shelf accounting software package for all of its accounting requirements. Management has contacted the software vendor and confirmed that the accounting software is Year 2000 compliant. Management has also verified that critical vendors' systems will be Year 2000 compliant. Costs of investigating Year 2000 compliance issues have not been material to date. As a result, management believes that the effect of investigating and resolving Year 2000 compliance issues will not have a material effect on the Company's future financial position or results of operations.

NOTE 10 - RELATED PARTY TRANSACTIONS

     During 1998 and 1997 investor lead lists were purchased from a non-combined affiliate, First National Information Network,
     Inc. (FNIN) for an aggregate amount of $163,457.

                                  15

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 10 - RELATED PARTY TRANSACTIONS -(CONT'D)

     Such investor lists were used in marketing campaigns to sell shares of common stock under the private placements (See Note
     6). Accordingly, $118,604 and $44,853 was charged against equity in 1998 and 1997, respectively. The Company also periodically advances funds to FNIN. The net effect of amounts due to FNIN for investors lead list purchases and advances due from FNIN totaled $76,000 and $91,000 at December 31, 1998 and 1997, respectively, and are reflected as due from non-combined affiliates in current assets and due from non-combined affiliate-long term at those dates, respectively. The amount of $76,000 was repaid in January 1999.

     During 1998 the Company issued 1,800,000 shares of common stock to its affiliate, Alpine Pictures, Inc. During 1997, 2,875,000 shares of common stock were issued to key officers and employees.

     The Company's affiliate, Alpine Pictures, Inc. borrows funds from, or lends funds to, and pays certain shared office expenses of the Company. The net effect of these transactions resulted in a due to affiliate of $243,556 at December 31, 1998 and a due from non-combined affiliates of $260,715 at December 31, 1997.

     The Company periodically enters into distribution agreements with its non-combined affiliate, Alpine Pictures, Inc. to distribute films produced by such affiliate.

     NOTE 11 - GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $913,805 during the year ended December 31, 1998, had a negative cash flow from operating activities of $912,959 and has an accumulated deficit of $1,638,714 at December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern and if substantial additional funding is not acquired or alternative sources developed to meet the Company's working capital needs, management will be required to curtail its operations.

                                  16

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997

NOTE 11 - GOING CONCERN - (CONT'D)

     The Company's current parent, AEInc., intends to raise between $1.5 million (minimum) and $7.5 million (maximum) in an initial public offering during 1999. (See Note 12(B)) Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 12 - SUBSEQUENT EVENTS

     (A) Agreement and Plan of Reorganization

     Under an agreement dated February 9, 1999, effective February 10, 1999, Alpine Entertainment, Inc., ("AEInc.") a new corporation formed on November 5, 1998 under the laws of Delaware, acquired all of the issued and outstanding shares of common stock of the Company in exchange for common stock of AEInc.

     Under the terms of the agreement, the Company's shares were exchanged at a ratio of one share of AEInc. for every share of the Company. As a result of the exchange, the Company became a wholly owned subsidiary of AEInc., and the shareholders of the Company became shareholders of approximately 96% of AEInc.

     Generally Accepted Accounting Principles require that the Company whose shareholders retain a majority interest in a combined business be treated as the acquirer for accounting purposes. As a result, the acquisition will be treated as an acquisition of AEInc. by the Company, and a recapitalization of the Company.

     The Company's financial statements immediately following the acquisition will be as follows: (1) The Balance Sheet will consist of the Company's net assets at historical cost and AEInc.'s net assets at historical cost and (2) the Statement of Operations will include the Company's operations for the period presented and AEInc.'s operations from the date of acquisition.


                                  17

                 ALPINE PICTURES INTERNATIONAL, INC.
            (FORMERLY ALPINE PICTURES INTERNATIONAL, INC.
                AND AFFILIATE (A LIMITED PARTNERSHIP))
                    NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1998 AND 1997


NOTE 12 - SUBSEQUENT EVENTS - (CONT'D)

     (B) Letter of Intent For Public Offering

     In May 1999, the Company's parent at that time, AEInc. executed a letter of intent (the"Letter") with an investment banking firm whereby the investment banking firm will make a best efforts underwritten public offering (the "offering") of units of common stock and warrants of AEInc. aggregating between $1.5 million (minimum) and $7.5 million (maximum). Under the Letter, AEInc. is committed to pay the investment banking firm $5000 per month, and certain offering expenses incurred by the investment banking firm, up to $85,000, are reimbursable by the Company whether or not the offering is consumated.




                                  18


             ALPINE ENTERTAINMENT, INC. AND SUBSIDIARIES
                  CONSOLIDATED INTERIM BALANCE SHEET


 ASSETS
                                  March 31, 1999         December 31, 1998
                                    (Unaudited)

Current Assets
  Cash and cash equivalents         $   40,668              $   2,187
  Accounts Receivable                     -                       -
  Employee Advances                      2,219                  1,519
  Prepaid Taxes                            800                    800
  Due from combined Affiliates              -                     -
  Due from non-combined Affiliates          -                     -
                                            -                  76,000

Total Current Assets                    43,687                 80,506

Property Plant and Equipment, Net       10,271                 10,837

Other Assets
  Deferred Offering Costs               29,644                 23,100

Total Assets                         $  83,602              $ 114,443



LIABILITIES AND EQUITY

Current Liabilities
  Accounts Payable & Accrued
     Expenses                      $   274,613              $  35,986

   Due to affiliates                   430,266                243,556
  Distributor Deposits                   6,682                 16,682

Total Current Liabilities              711,561                296,224

Total Liabilities                  $   711,561                296,224

Equity                                (627,959)              (181,781)

Total Liabilities and Equity       $    83,602                114,443





See accompanying notes to consolidated financial statements


             ALPINE ENTERTAINMENT, INC. AND SUBSIDIARIES
                AND AFFILIATE (A LIMITED PARTNERSHIP)
             CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)


Revenues
 Film license fees                                   33,661

       Total Revenue                                 33,661

Operating Expenses

  Salaries and Wages                                162,902
  Professional Fees                                 102,458
  General and Administrative                          7,815
  General Marketing                                   3,118
  Direct Film Marketing,
    Advertising, Distribution and
    Rework Expenses                                 209,791
  Rental Expenses                                     8,736
Depreciation Expense                                    566

       Total Operating Expenses                     495,386


Net Loss From Operations                           (461,725)

Other Income                                         15,367

Net Loss                                        $  (446,358)

Number of Shares Outstanding                      5,161,111

Net loss per common share                                (0.09)


See accompanying notes to consolidated financial statements
             ALPINE ENTERTAINMENT, INC. AND SUBSIDIARIES
             CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS
          FOR THREE MONTHS ENDING MARCH 31, 1999 (UNAUDITED)

Cash flows from operating activities:

  Net loss                                                (446,358)
  Depreciation Expense                                         566
  Changes in operating assets and
    liabilities:
    Increase (decrease) in:
      Accounts payable and accrued
        expenses                                           236,627
      Distributor deposits                                 (10,000)
      Total adjustments                                    229,193

        Net cash used in operating
          activities                                      (217,165)

Cash flows from investing activities:
    Employee advances                                         (700)

    Due from non-combined affiliates                        76,000
    Due to non-combined affiliates                         186,710

      Net cash provided by investing
        activities                                         262,010


Cash flows from financing activities:
    Proceeds from the issuance
      of common stock                                          180

    Deferred offering costs
                                                            (6,544)

        Net cash used in financing activities               (6,364)

Net increase (decrease) in cash                             38,481

Cash and Cash equivalents-beginning                          2,187

Cash and Cash equivalents-Ending                          $ 40,668

See accompanying notes to consolidated financial statements


             ALPINE ENTERTAINMENT, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (DEFICIT)
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                  COMMON STOCK            Additional    Corporation
               Number                     Paid-In       Accumulated    Subscription
               of Shares    Amount        Capital       Deficit        Receivable   Total
Balance
 12/31/1998     7,181,441   $1,457,013    $   --        $(1,638,714)   $(180)       $(181,881)

Recapitaliza-
 tion Effect   (1,906,441)  (1,456,485)    1,456,585       --            --             100

Subscription
 Received           --         --              --          --             180           100

Net Loss
 1/1/1999 to
 3/31/1999          --         --              --          (446,358)       --        (446,358)

Balance
 3/31/1999       5,275,000       $  528    $1,456,585    $(2,085,072)      $--      $(627,959)

See accompanying notes to consolidated financial statements


              ALPINE ENTERTAINMENT, INC AND SUBSIDIARIES
                         AS OF MARCH 31, 1999

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

                       The accompanying unaudited
                       consolidated financial
                       statements have been prepared
                       in accordance with generally
                       accepted accounting
                       principles and the rules and
                       regulations of the Securities
                       and Exchange Commission for
                       interim financial
                       information.  Accordingly,
                       they do not include all the
                       information and footnotes
                       necessary for a comprehensive
                       presentation of financial
                       position and results of
                       operations.

                       It is management's opinion,
                       however, that all material
                       adjustments (consisting of
                       normal recurring adjustments)
                       have been made which are
                       necessary for a fair
                       financial statements
                       presentation.  The results
                       for the interim period are
                       not necessarily indicative of
                       the results to be expected
                       for the year.

                       For further information,
                       refer to the audited
                       financial statements and
                       footnotes included in the
                       company's Form SB-2 for the
                       years ended December 31, 1998
                       and 1997.

                NOTE 2   PRINCIPLES OF CONSOLIDATION

                       The consolidated financial
                       statements include the
                       accounts of Alpine
                       Entertainment, Inc. (the
                       "Company") and its
                       wholly-owned and
                       majority-owned subsidiaries
                       Alpine Television, Inc. and
                       Alpine Pictures
                       International, Inc.,
                       respectively.  All
                       significant intercompany
                       balances and transactions
                       have been eliminated in
                       consolidation.

                NOTE 3   CHANGES IN CAPITALIZATION

                       During 1999, Alpine Pictures
                       International, Inc. received
                       funds from an affiliate for
                       shares previously purchased
                       in 1998.

                NOTE 4   AGREEMENT AND PLAN OF
                REORGANIZATION

                       Under an agreement dated
                       February 9, 1999, effective
                       February 10, 1999 the Company
                       acquired 69.9% of the issued
                       and outstanding shares of
                       capital stock of Alpine
                       Pictures International, Inc.
                       in exchange for shares of the
                       Company.  Under the terms of
                       the agreement, Alpine
                       Pictures International, Inc.
                       shares were exchanged at a
                       ratio of one share of the
                       Company for every share of
                       Alpine Pictures
                       International, Inc.  As a
                       result of the exchange,
                       Alpine Pictures
                       International, Inc. became a
                       majority-owned subsidiary of
                       the Company, and the
                       consenting stockholders of
                       Alpine Pictures
                       International, Inc. became
                       stockholders of approximately
                       96% of the Company.
                       Generally Accepted Accounting
                       Principles require that the
                       company whose shareholders
                       retain a majority interest in
                       a combined business be
                       treated as the aquirer for
                       accounting purposes.  As a
                       result, the reorganization
                       will be treated as an
                       acquisition of the Company by
                       Alpine Pictures
                       International, Inc., and a
                       recapitalization of Alpine
                       Pictures International, Inc.
                       The Company's financial
                       statements immediately
                       following the acquisition
                       were as follows:  (1) The
                       balance sheet consists of the
                       Company's net assets at
                       historical cost and Alpine
                       Pictures International,
                       Inc.'s net assets at
                       historical cost and (2) the
                       statement of operations
                       includes Alpine Pictures
                       International, Inc.
                       operations for the period
                       presented and the Company's
                       operations from the date of
                       acquisition.

                       On February 8, 1999 Alpine
                       Television, Inc. (ATVInc.), a
                       new corporation formed under
                       the laws of Delaware, was
                       created, as a wholly owned
                       subsidiary of the Company for
                       the purpose of television
                       programming and syndication.
                       Alpine Pictures
                       International, Inc. funded
                       ATVInc.'s initial
                       development, in the amount of
                       $131,446, which is included
                       in operating expenses for the
                       three months ended March 31,
                       1999

                       NOTE 5   GOING CONCERN

                       The accompanying financial
                       statements have been prepared
                       assuming that the company
                       will continue as a going
                       concern.  The company
                       incurred a net loss of
                       $446,358 during the three
                       month period ended March 31,
                       1999, and has an accumulated
                       deficit of $2,085,072 at
                       March 31, 1999.  These
                       conditions raise substantial
                       doubt about the Company's
                       ability to continue as a
                       going concern and if
                       substantial additional
                       funding is not acquired or
                       alternative sources developed
                       to meet the Company's working
                       capital needs, management
                       will be required to curtail
                       its operations.

                       The Company intends to raise
                       between $1.5 million
                       (minimum) and $7.5 million
                       (maximum) in an initial
                       public offering during 1999.
                       Management believes that
                       actions presently being taken
                       to obtain additional funding
                       provide the opportunity for
                       the company to continue as a
                       going concern.


      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by Alpine or by any of the underwriters.

  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company sinc the date hereof. This prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus

                    250,000 Units Minimum Offering date of the Prospectus.
                  1,250,000 Units Maximum Offering

                       convertible promissory note interests up to the amount of $2,052,000 to be distributed by the holder thereof; and
                       7,600,000 shares of common stock issuable upon conversion of such promissory note



  TABLE OF CONTENTS
                                                         Page
  Prospectus Summary
  Risk Factors
  Available Information
  The Company
  Use of Proceeds
  Dilution
  Dividend Policy
  Business
  Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations
  Management
  Security Ownership of Certain Beneficial
       Owners and Management
  Related Transactions
  Selling Securityholder
                                                          PROSPECTUS
  Concurrent Distribution by Selling Securityholder
  Underwriting
  Description of Securities
  Legal Proceedings
  Legal Matters                                          September ___, 1999
  Experts
  Financial Statements

       Until ________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

















                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                     Alpine is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of Alpine provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

                     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

                     For any breach of the director's duty of loyalty to
                      the corporation or its stockholders;
                     For acts or omissions not in good faith or which
                      involve intentional misconduct or a knowing violation of law; Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation
                      Law of the State of Delaware; or
                     For any transaction from which the director derived an
                      improper personal benefit.

  Alpine's Certificate of Incorporation contains such a provision.

                     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER
  THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS,
  OFFICERS OR PERSONS CONTROLLING ALPINE PURSUANT TO THE FOREGOING PROVISIONS,
  IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH
  INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS
  THEREFORE UNENFORCEABLE.

  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                      The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

      Filing Fee - Securities and Exchange Commission             $     2,800
      Fees and Expenses of Accountants                                 40,000
      Fees and Expenses of legal counsel                              100,000
      Printing and Engraving Expenses                                  10,000
      Miscellaneous Expenses                                            3,700

                    Total                                            $160,000

  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          As listed below, Alpine issued shares of its Common
  Stock par value $.0001 per share to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents, were made in reliance upon the exemption from registration provided by
  Section 4(2) of the Securities Act of 1933.

  Date             Shareholder                Number of      Consideration
                                              Shares
12/1/98          TPG Capital Corporation      125,000         $   50.00
12/1/98          Brokerlink Capital, Research
                  and Communication           125,000             50.00
2/10/99          Rene Torres                  350,000             35.00*
2/10/99          Ryan Carroll                 775,000             77.50*
2/10/99          Roland Carroll               775,000             77.50*
2/10/99          Tom Hamilton                 350,000             35.00*
2/10/99          Greg Cozine                  350,000             35.00*
2/10/99          Paul Miller                  350,000             35.00*
2/10/99          Linda McArthur               150,000             15.00*
2/10/99          Phil Hammond                  25,000              2.50*
2/10/99          Neil Kaufman                  25,000              2.50*
2/10/99          Barnard Natalino              25,000              2.50*
2/10/99          Jack Larson                   25,000              2.50*
2/10/99          Jack Phelan                   25,000              2.50*
2/10/99          Alpine Pictures, Inc.      1,800,000            180.00*


   * These shares were originally purchased from Alpine
  Pictures International, Inc. and exchanged for shares of Alpine Entertainment, Inc. on February 10, 1999 at a share exchange ratio of one-for-one.

  ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)     Exhibits

  1.1*             Underwriting Agreement
  1.2*             Agreement among Underwriters

  3.1**            Certificate of Incorporation
  3.2**            By-Laws of Alpine

  4.1*             Form of Common Stock Certificate
  4.2*             Form of Convertible Promissory Note

  5.1*             Opinion of Cassidy & Associates

  10.1*            Sample Sales Agency Agreement
  10.2*            Sample Licensing Agreement

  21.1*            Subsidiaries of Alpine
  24.1             Consent of Weinberg & Company, certified public accountants
  24.2*            Consent of Cassidy & Associates (included in Exhibit 5)

  27*              Financial Data Schedule
  _____

     *    To be filed by Amendment.
   **     Previously filed

  (b)              The following financial statement
                   schedules are included in this
                   Registration Statement.

          None.

  ITEM 28. UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section
  10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
  (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c)  The undersigned registrant hereby undertakes that:

       (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
  424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                            SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, Alpine Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van
Nuys, California on the 26th day of August, 1999.

                              ALPINE ENTERTAINMENT, INC.


                            By: /s/ Roland Carroll
                                    President


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  Signature                           Title                       Date

  /s/ Ryan Carroll            Chief Executive Officer        August 27, 1999
  Ryan Carroll                Director

  /s/ Roland Carroll          President                      August 27, 1999
  Roland Carroll              Director

 /s/ Greg Cozine              Director                       August 27, 1999
  Greg Cozine                 Vice President, Director



